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                                                                  EXHIBIT 1

                                                                  CONFIDENTIAL







                     STOCK AND ASSET PURCHASE AGREEMENT

                        dated as of January 16, 1998

                                 by and among

                        ADVANCED ENERGY SYSTEMS, INC.

                                  MATEP LLC

               ADVANCED ENERGY SYSTEMS MANAGEMENT COMPANY, INC.

                   PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                     COGENERATION MANAGEMENT COMPANY, INC.

                                       and

                     MEDICAL AREA TOTAL ENERGY PLANT, INC.

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                               TABLE OF CONTENTS

                                   ARTICLE 1.
                      PURCHASE AND SALE OF SHARES AND ASSETS

1.1   Shares to be Sold . . . . . . . . . . . . . . . . . . . . .   8
1.2   Sale of Assets; Assignments . . . . . . . . . . . . . . . .   8
1.3   Purchase Price . . . . . . . . . . . . . . . . .  . . . . .   9
1.4   Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  10
1.5   Deliveries by Harvard . . . . . . . . . . . . . . . . . . .  10
1.6   Deliveries by CMC . . . . . . . . . . . . . . . . . . . . .  10
1.7   Deliveries by MATEP . . . . . . . . . . . . . . . . . . . .  11
1.8   Deliveries by Buyer . . . . . . . . . . . . . . . . . . . .  11
1.9   Deliveries by MATEP LLC . . . . . . . . . . . . . . . . . .  11
1.10  Capital Infusion Commitment . . . . . . . . . . . . . . . .  11

                                   ARTICLE 2.
            REPRESENTATIONS AND WARRANTIES OF HARVARD, MATEP, AND CMC

2.1   Representations and Warranties of Harvard . . . . . . . . .  11
      2.1.1   Corporate Organization . . . . . . . . . . . . . .   11
      2.1.2   Authorization . . . . . . . . . . . . . . . . . . .  12
      2.1.3   Capitalization . . . . . . . . . . . . . . . . . .   12
      2.1.4   Ownership of Shares . . . . . . . . . . . . . . . .  12
      2.1.5   Harvard Non-Contravention . . . . . . . . . . . . .  12
      2.1.6   Harvard Required Filings and Consents . . . . . . .  13
      2.1.7   Liquidated Damages . . . . . . . . . . . . . . . .   13
      2.1.8   Dana-Farber . . . . . . . . . . . . . . . . . . . .  13
2.2   Representations and Warranties of MATEP . . . . . . . . . .  13
      2.2.1   Corporate Organization . . . . . . . . . . . . . . . 14
      2.2.2   Authorization . . . . . . . . . . . . . . . . . . .  14
      2.2.3   MATEP Non-Contravention . . . . . . . . . . . . . .  14
      2.2.4   MATEP Required Filings and Consents . . . . . . . .  15
      2.2.5   Financial Statements . . . . . . . . . . . . . . .   15
      2.2.6   Interim Change . . . . . . . . . . . . . . . . . .   15
      2.2.7   Proceedings . . . . . . . . . . . . . . . . . . . .  15
      2.2.8   No Breach . . . . . . . . . . . . . . . . . . . . .  16
      2.2.9   Title to Assets . . . . . . . . . . . . . . . . . .  16
      2.2.10  Contracts and Commitments . . . . . . . . . . . . .  16
      2.2.11  Environmental Matters . . . . . . . . . . . . . . .  17
      2.2.12  Taxes . . . . . . . . . . . . . . . . . . . . . . .  20
      2.2.13  Employee Benefit Plans . . . . . . . . . . . . . .   20
      2.2.14  Labor and Employment . . . . . . . . . . . . . . .   22
      2.2.15  Insurance . . . . . . . . . . . . . . . . . . . . .  23
      2.2.16  Books and Records . . . . . . . . . . . . . . . . .  23
2.3   Representations and Warranties of CMC . . . . . . . . . . .  23
      2.3.1   Corporate Organization . . . . . . . . . . . . . .   24
      2.3.2   Authorization . . . . . . . . . . . . . . . . . . .  24
      2.3.3   CMC Non-Contravention . . . . . . . . . . . . . . .  24
      2.3.4   CMC Required Filings and Consents . . . . . . . . .  24
2.4   Electric Regulatory Matters . . . . . . . . . . . . . . . .  25

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                  AND MATEP LLC

3.1   Representations and Warranties of Buyer . . . . . . . . . .  25
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      3.1.1   Corporate Organization . . . . .  . . . . . . . . .  25
      3.1.2   Authorization . . . . . . . . . . . . .. . . . . . . 25
      3.1.3   Non-Contravention . . . . . . . . . . . . . . . . .  26
      3.1.4   Buyer Required Filings and Consents . . . . . . . .  26
      3.1.5   Proceedings . . . . . . . . . . . . . . . . . . . .  26
      3.1.6   Equity Commitment . . . . . . . . . . . . . . . . .  26
      3.1.7   Acquisition of Shares for Investment . . . . . . . . 27
      3.1.8   Access to Information; Reliance . . . . . . . . . .  27
3.2   Representations and Warranties of MATEP LLC . . . . . . . .  27
      3.2.1   Corporate Organization . . . . . . . . . . . . . . . 27
      3.2.2   Authorization . . . . . . . . . . . . . . . . . . .  27
      3.2.3   Non-Contravention . . . . . . . . . . . . . . . . .  28
      3.2.4   MATEP LLC Required Filings and Consents . . . . . ..   28
      3.2.5   Proceedings . . . . . . . . . . . . . . . . . . . .  28

                                    ARTICLE 4.
                                    COVENANTS

4.1   Conduct of the Business . . . . . . . . . . . . . . . . . .  29
4.2   [intentionally omitted] . . . . . . . . . . . . . . . . . .  29
4.3   Real Estate Matters . . . . . . . . . . . . . . . . . . . .  29
4.4   Regulatory Compliance . . . . . . . . . . . . . . . . . . .  30
4.5   Certain Transfers . . . . . . . . . . . . . . . . . . . . .  30
4.6   MATEP Charter . . . . . . . . . . . . . . . . . . . . . . .  31
4.7   Certain Employment and Employee Benefit Matters . . . . . .  31
4.8   WARN Act . . . . . . . . . . . . . . . . . . . . . . . . .   34
4.9   Reasonable Efforts . . . . . . . . . . . . . . . . . . . .   34
4.10  Transition Plan; Access to Information . . . . . . . . . .   34
4.11  The MOAs . . . . . . . . . . . . . . . . . . . . . . . . .   35
4.12  Electric Regulatory Matters . . . . . . . . . . . . . . . .  36
4.13  Acquisition of Shares for Investment . . . . . . . . . . .   36
4.14  Financial Covenants . . . . . . . . . . . . . . . . . . . .  36
4.15  Post-Closing Transactions . . . . . . . . . . . . . . . . .  37

                                    ARTICLE 5.
                      CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1   Conditions to All Parties' Obligations . . . . . . . . . .   38
5.2   Conditions to Obligations of Harvard, CMC,
              and MATEP . . . . . . . . . . . . . . . . . . . . .  38
5.3   Conditions to Obligations of Buyer and MATEP LLC . . . . .   39

                                    ARTICLE 6.
                                   TERMINATION

6.1   Termination . . . . . . . . . . . . . . . . . . . . . . . .  41
6.2   Procedure for Termination . . . . . . . . . . . . . . . . .  41

                                    ARTICLE 7.
                       EXTENT AND SURVIVAL OF REPRESENTATIONS
                          AND WARRANTIES; INDEMNIFICATION

7.1   General Indemnification of Buyer . . . . . . . . . . . . . . 42
7.2   Indemnification of Harvard . . . . . . . . . . . . . . . . . 42
7.3   Special Indemnity . . . . . . . . . . . . . . . . . . . . .  42
7.4   Provisions Regarding Indemnities . . . . . . . . . . . . .   43
7.5   Survival . . . . . . . . . . . . . . . . . . . . . . . . .   44
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7.6   Insurance Proceeds; Tax Benefits . . . . . . . . . . . . .   44
7.7   Definitions . . . . . . . . . . . . . . . . . . . . . . . .  44
7.8   Post Closing: Indemnity Exclusive Remedy;
              No Rescission . . . . . . . . . . . . . . . . . . .  45
7.9   Pre-Closing: Specific Performance . . . . . . . . . . . . .  45

                                   ARTICLE 8.
                                     TAXES

8.1   Preparation and Filing of Tax Returns Relating
              to Pre-Closing Periods . . . . . . . . . . . . . .   45
8.2   Indemnity for Taxes . . . . . . . . . . . . . . . . . . . .  46
8.3   Access to Information . . . . . . . . . . . . . . . . . . .  47
      8.3.1   Information . . . . . . . . . . . . . . . . . . . .  47
      8.3.2   Preservation of Records . . . . . . . . . . . . . .  47
8.4   Tax Indemnification Procedures . . . . . . . . . . . . . .   47
      8.4.1   Notice of Claims . . . . . . . . . . . . . . . . .   47
      8.4.2   Control . . . . . . . . . . . . . . . . . . . . . .  47
      8.4.3   Refunds . . . . . . . . . . . . . . . . . . . . . .  48

                                   ARTICLE 9.
                              GENERAL PROVISIONS

9.1   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . 48
9.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 48
9.3   Broker's and Finder's Fees . . . . . . . . . . . . . . . . . 48
9.4   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.5   Entire Agreement; Binding Effect . . . . . . . . . . . . .   49
9.6   Survival of Confidentiality . . . . . . . . . . . . . . . .  49
9.7   Applicable Law . . . . . . . . . . . . . . . . . . . . . .   49
9.8   Parties in Interest; No Third Party Beneficiary . . . . . .  50
9.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 50
9.10  Interpretation . . . . . . . . . . . . . . . . . . . . . . . 50
9.11  Announcements . . . . . . . . . . . . . . . . . . . . . . .  50
9.12  Waiver of Jury Trial and Certain Damages . . . . . . . . . . 50

Appendix - Definitions

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                                   EXHIBITS

Exhibit A        Form of MATEP LLC Assignment Agreement

Exhibit B        Form of Capital Infusion Agreement

Exhibit C        Form of Harvard Assignment Agreement

Exhibit D        Title Insurance Commitment

Exhibit E        MATEP Charter

Exhibit F        Form of Buyer Assignment Agreement

Exhibit G        Form of MATEP Guarantee

Exhibit H        Form of Users Estoppel Certificates

Exhibit I        Form of Users Release

Exhibit J-l      Form of Buyer General Counsel's Opinion

Exhibit J-2      Form of Le Boeuf, Lamb, Green & MacRae, L.L.P Opinion

Exhibit K        Form of Buyer's and MATEP LLC's Officer's
                 Certificate (bring down of representations)

Exhibit L        Form of Buyer's Officer's Certificate
                 (corporate matters)

Exhibit M        Form of MATEP LLC's Officer's Certificate
                 (corporate matters)

Exhibit N        Form of Section 1445(b) Affidavit

Exhibit O        Form of Harvard's, MATEP's, and CMC's
                 Officer's Certificate (bring down of representations)

Exhibit P        Form of Harvard's Officer's Certificate
                 (corporate matters)

Exhibit Q        Form of MATEP's Officer's Certificate
                 (corporate matters)

Exhibit R        Form of CMC's Officer's Certificate (corporate
                 matters)

Exhibit S        Form of Skadden, Arps, Slate, Meagher &
                 Flom, LLP Opinion

Exhibit T        Form of Ropes & Gray Opinion

Exhibit U        Form of Goodwin, Procter & Hoar LLP
                 Environmental Opinion

Exhibit V        Form of Goodwin, Procter & Hoar LLP
                 Corporate Opinion
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                                   SCHEDULES

1.2.2(ii)        CMC Employee Benefit Agreements

1.2.2(iv)        CMC Purchaser Contracts

1.2.2(v)         CMC Agency Letter Agreements

1.2.3            Collective Bargaining Agreements

1.3(iii)         Purchase Price Allocation

1.3(iv)          Proration Schedule

2.1.6(i)         Harvard Required Filings and Approvals

2.1.6(ii)        Harvard Required Consents

2.2.4(i)         MATEP Required Filings and Approvals

2.2.4(ii)        MATEP Required Consents

2.2.7            Proceedings

2.2.10.1         Material Contracts

      2.2.10.1(i)      User Contracts

      2.2.10.1(ii)     Shared Savings Agreements

      2.2.10.1(iii)    Fuel Contracts

      2.2.10.1(iv)     Transmission Agreements

      2.2.10.1(v)      Leases

      2.2.10.1(vi)     Other Material Contracts

2.2.11.1         Environmental Matters

2.2.11.2         Off-Site Waste Treatment, Storage
                 and Disposal Locations

2.2.12.1         Taxes

2.2.13           Employee Plans

2.2.14           Labor and Employment

2.2.15           Insurance

2.3.4(i)         CMC Required Filings and Approvals

2.3.4(ii)        CMC Required Consents

3.1.3            Buyer Non-Contravention

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3.1.4(i)         Buyer Required Filings and Approvals

3.1.4(ii)        Buyer Required Consents

3.2.3            MATEP LLC Non-Contravention

3.2.4(i)         MATEP LLC Required Filings and Approvals

3.2.4(ii)        MATEP LLC Required Consents

4.5.1            CMC Transferred Permits

4.5.4            Harvard Transferred Permits

4.5.5            Harvard Transferred Leases

4.7.3            Buyer Nonunion Employee Benefits

4.15(i)          MATEP Employee Benefit Agreements

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                      STOCK AND ASSET PURCHASE AGREEMENT


            This Stock and Asset Purchase Agreement (this "Agreement") is made and entered into as of the 16th day of January, 1998 by and among the following parties:

            Advanced Energy Systems, Inc., a Massachusetts corporation ("Buyer"), MATEP LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer ("MATEP LLC"), and, solely for purposes of Section 4.15(i) hereof, Advanced Energy Systems Management Company, Inc., a Massachusetts corporation and wholly-owned subsidiary of Buyer ("Management Company"), (Buyer, MATEP LLC, and MATEP after the Closing, being herein referred to as the "Buyer Parties"); and

            President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the Constitution of The Commonwealth of Massachusetts ("Harvard"), Cogeneration Management Company, Inc., a corporation organized under Chapter 180 of the Massachusetts General Laws and of which Harvard is the sole member ("CMC"), and Medical Area Total Energy Plant, Inc., a corporation organized under Chapters 121A and 156 of the Massachusetts General Laws and a wholly-owned subsidiary of Harvard ("MATEP," and prior to the Closing, together with Harvard and CMC, the "Seller Parties"). Each of the Seller Parties is a charitable organization within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto agree as follows:


                                   ARTICLE 1.
                      PURCHASE AND SALE OF SHARES AND ASSETS

            1.1 Shares to be Sold. Upon the terms and subject to the conditions contained herein, at the Closing (as hereinafter defined), Harvard shall sell and transfer to Buyer, and Buyer shall purchase and accept from Harvard, 3,000 shares of common stock, no par value, of MATEP (the "Shares"), which collectively constitute and will constitute at the time of the Closing all of the issued and outstanding shares of capital stock of MATEP.

            1.2 Sale of Assets; Assignments. Upon the terms and subject to the conditions contained herein, at the Closing:

                       1.2.1 Harvard shall sell and assign to Buyer and Buyer shall purchase and assume from Harvard, all of Harvard's rights in and obligations (a) under the utilities contracts between Harvard and the Users (as defined below) set forth on Schedule 2.2.10.1(i) hereto (collectively, the "User Contracts"), subject to the obligations of Harvard under the agreements between Harvard and the Users regarding certain savings set forth on Schedule 2.2.10.1(ii) hereto (collectively, the "Shared Savings Agreements") and (b) under the MOAs (as defined in Section 4.11 hereof) as provided in Section 4.11 hereof; provided, that at the Closing, Harvard shall assign the User Contracts, the Shared Savings Agreements and, as provided in Section 4.11 hereof, the MOAs, to MATEP LLC rather than directly to Buyer, and MATEP LLC shall assume Harvard's obligations thereunder, all as more fully provided for in the assignment and assumption agreement among MATEP LLC, Harvard, and CMC, in the form of Exhibit A hereto (the "MATEP LLC Assignment Agreement");

                       1.2.2  Subject to Section 2.3.4 hereof, CMC, as
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Harvard's agent, shall transfer and assign to MATEP LLC, and MATEP LLC shall accept and assume from CMC, all of CMC's rights in and obligations under the following:

                       (i) the contracts set forth in Part A of Schedule 2.2.10.1(iii) between CMC and certain fuel suppliers (collectively, the "CMC Fuel Contracts");

                       (ii) the employee benefit agreements set forth on
Schedule 1.2.2(ii) (collectively, the "CMC Employee Benefit Agreements");

                       (iii) all purchase orders issued by CMC for the purchase of goods or services which are outstanding and not fully performed by the parties thereto as of the Closing Date (collectively, the "Purchase Orders");

                       (iv) the contracts between CMC and certain purchasers set forth on Schedule 1.2.2(iv) hereto (collectively, the "CMC Purchaser Contracts"); and

                       (v) the letter agreements set forth on Schedule 1.2.2(v) hereto (collectively, the "CMC Agency Letter Agreements");

in each case, except in the case of the CMC Purchaser Contracts, as more fully provided for in the MATEP LLC Assignment Agreement.

                       1.2.3 CMC shall use its reasonable efforts to transfer and assign to MATEP LLC, and MATEP LLC shall accept and assume from CMC if so transferred and assigned, all of CMC's rights in and obligations under the CMC collective bargaining agreements set forth on Schedule 1.2.3 hereto (collectively, the "Collective Bargaining Agreements").

            1.3    Purchase Price.

                   (i) The total purchase price for the sales discussed in Sections 1.1 and 1.2 shall be $146,270,000 (the "Purchase Price").

                   (ii) Buyer shall make such payment by wire transfer of immediately available funds to the account or accounts specified by Harvard.

                   (iii) The Purchase Price shall be allocated between (a) the Shares, and (b) the User Contracts and the Utilities MOA (as defined in
Section 4.11 hereof) as set forth on Schedule 1.3(iii) (the "Purchase Price Allocation").

                   (iv) In addition, the Seller Parties and the Buyer Parties shall allocate certain revenues and expenses (the "Prorated Amounts") as set forth in Schedule 1.3(iv). The Prorated Amounts (as detailed in Schedule 1.3(iv)) shall be computed promptly upon receipt by the Seller Parties or the Buyer Parties, as the case may be, of the payment or bill referenced in the respective items on Schedule 1.3(iv), and payment shall be made promptly from Buyer Parties to Seller Parties or from Seller Parties to Buyer Parties, as appropriate, but in no event later than 10 days after receipt of such payment or bill.

                   (v) Except as expressly provided in this Agreement and the MATEP LLC Assignment Agreement, the Buyer Parties are not assuming any
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liabilities or obligations of CMC or Harvard in connection with the transactions contemplated hereby.

            1.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will occur as promptly as practicable after the satisfaction of the conditions specified in Article 5 of this Agreement. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, 31st Floor, Boston, Massachusetts, at such time as the parties shall mutually agree. The time at which the transactions contemplated by Section 1.1 are completed is sometimes referred to herein as the "Effective Time." The date of the Closing is sometimes referred to herein as the "Closing Date."

            1.5 Deliveries by Harvard. On the Closing Date, Harvard will deliver or cause to be delivered the following:

                   1.5.1 to Buyer, stock certificates evidencing the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank, in proper form for transfer;

                   1.5.2 to Buyer, (a) stock books, stock ledgers, minute books, and the corporate seal of MATEP and (b) to the extent the following documents are in the possession of any of the Seller Parties, all land files, abstracts, title opinions, maps, books of account, and all other records of MATEP of every type and description that relate solely to the business of MATEP, the User Contracts, or the Utilities MOA and are used in connection with the business of MATEP (collectively, the "Books and Records"); provided, however, that for a period of five years from the Closing Date Buyer shall not destroy the following categories of Books and Records relating to the period of time prior to Closing hereunder without first notifying Harvard of such proposed destruction and affording Harvard the opportunity to take possession of such Books and Records as are proposed to be destroyed: records relating to tax filings; personnel records; payroll records; records relating to employee benefit plans; corporate notes and minute books; filings and correspondence of MATEP (and CMC, on MATEP's behalf) with government authorities; records needed for compliance with environmental laws and regulations, including manifests for hazardous materials; records relating to any claims, threatened claims, or litigation; insurance policies and correspondence relating thereto; and correspondence with attorneys; and further provided, that after the Closing hereunder Harvard, during normal business hours and with reasonable notice, shall have the right to review any such Books and Records and, at its own expense, to make copies thereof;

                   1.5.3 to MATEP LLC, the MATEP LLC Assignment Agreement, executed by Harvard; and

                   1.5.4 such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

            1.6 Deliveries by CMC. On the Closing Date, CMC will deliver or cause to be delivered the following:

                   1.6.1 to MATEP LLC, the MATEP LLC Assignment Agreement, executed by CMC; and

                   1.6.2 such other instruments or documents as may be
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reasonably necessary to carry out the transactions contemplated by this
Agreement and to comply with the terms hereof.

            1.7 Deliveries by MATEP. On the Closing Date, MATEP will deliver or cause to be delivered the following:

                   1.7.1 to Buyer, the written resignations of all of the officers and directors of MATE P from their respective positions as officers or directors, effective as of the Closing Date; and

                   1.7.2 such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

            1.8 Deliveries by Buyer. On the Closing Date, Buyer will deliver or cause to be delivered the following:

                   1.8.1 to Harvard, the Purchase Price; and

                   1.8.2 such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

            1.9 Deliveries by MATEP LLC. On the Closing Date, MATEP LLC will deliver or cause to be delivered the following:

                   1.9.1 to Harvard, the MATEP LLC Assignment Agreement, executed by MATEP LLC; and

                   1.9.2 such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

            1.10 Capital Infusion Commitment. Contemporaneously with the execution and delivery of this Agreement by Buyer, Buyer's parent, Commonwealth Energy System, has executed and delivered to Buyer the capital infusion agreement in the form of Exhibit B hereto (the "Capital Infusion Agreement"), and Buyer has delivered the assignment agreement in the form of Exhibit C hereto to Harvard (the "Harvard Assignment Agreement")..

                                 ARTICLE 2.
                     REPRESENTATIONS AND WARRANTIES OF
                          HARVARD, MATEP, AND CMC

            2.1 Representations and Warranties of Harvard. Harvard shall not be deemed to have made any representation or warranty other than as expressly made in this Article 2 and Section 9.3 hereof. For all purposes of this Agreement, reference to the "knowledge" of Harvard or to matters of which Harvard is "aware" shall mean the actual knowledge after reasonable investigation or inquiry, or the knowledge which would have been obtained after reasonable investigation or inquiry, of those persons employed by Harvard in senior management positions having responsibility for the subject matter in question. Subject to the foregoing and Section 2.4 hereof, Harvard hereby represents and warrants to Buyer as follows:

                   2.1.1 Corporate Organization. Harvard is an educational corporation incorporated on May 31, 1650 by act of the Colony of Massachusetts
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Bay confirmed, as amended, in the Constitution of 1780 of The Commonwealth of
Massachusetts, constituting together with certain acts of the General Court of The Commonwealth of Massachusetts and its predecessors, Harvard's charter (the "Harvard Charter"). Harvard is a corporation validly existing under the laws and the Constitution of The Commonwealth of Massachusetts and is a charitable organization within the meaning of Section 501(c)(3) of the Code.

                   2.1.2 Authorization. Subject to the making or obtaining of the Harvard Required Filings and Approvals and the Harvard Required Consents referred to in Section 2.1.6 hereof, Harvard has the requisite corporate power and corporate authority to enter into this Agreement and the MATEP LLC Assignment Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MATEP LLC Assignment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Harvard, and no other corporate proceedings on the part of Harvard are necessary to authorize the execution and delivery of this Agreement or the MATEP LLC Assignment Agreement or the transactions contemplated hereby or thereby. This Agreement and, when executed and delivered, the MATEP LLC Assignment Agreement are or will be, as the case may be, the valid and binding obligations of Harvard, enforceable against Harvard in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                   2.1.3 Capitalization. The authorized capital stock of MATEP consists solely of 10,000 shares of common stock, no par value, 3,000 of which have been issued and constitute the Shares. The Shares are duly author-ized for issuance, have been validly issued, and are fully paid, nonassess-able, and free of any mortgage, pledge, security interest, encumbrance, lien, claim, or charge of any kind or right of others of whatever nature ("Liens"), preemptive rights, or other restrictions with respect thereto, except in connection with MATEP's status as a corporation organized under Chapter 121A of the Massachusetts General laws, as amended and the related requirement for approval by the Boston Redevelopment Authority (the "BRA") and the Mayor of the City of Boston under the Chapter 121A Agreement dated September 21, 1977, for transfer of the Shares (the "BRA Approval"). There are no securities out-standing that are convertible into or exercisable or exchangeable for shares of capital stock of MATEP, and there are no outstanding options, rights, contracts, warrants, subscriptions, conversion rights, or other agreements or commitments (i) pursuant to which MATEP may be required to purchase, redeem, issue, or sell any shares of its capital stock, or (ii) which in any way relate to the issuance or voting of the capital stock of MATEP.

                   2.1.4 Ownership of Shares. Except for the BRA Approval, Harvard has, and at the Closing, upon delivery by Buyer to Harvard of the Purchase Price pursuant to Article 1 hereof, will sell and transfer to Buyer, good and valid record and beneficial ownership of the Shares, free and clear of any Liens.

                   2.1.5 Harvard Non-Contravention. Subject to the making or obtaining of the Harvard Required Filings and Approvals and the Harvard Required Consents referred to in Section 2.1.6 hereof, neither the execution and delivery of this Agreement nor of the MATEP LLC Assignment Agreement by Harvard, nor the consummation by Harvard of the transactions contemplated

<PAGE 13>

hereby or thereby, nor the compliance by Harvard with any of the provisions hereof or thereof, will (i) violate any provisions of the Harvard Charter as currently in effect, (ii) violate any order, writ, injunction, decree, or, to Harvard's knowledge, statute, rule, or regulation applicable to Harvard, or any of its properties or assets, (iii) result in a violation of, or constitute (with or without notice or lapse of time or both) a default under, the Utilities MOA or the User Contracts or the Shared Savings Agreements set forth on Schedules 2.2.10.1(i) and 2.2.10.1(ii), respectively, except (A) in the case of clauses (ii) and (iii) of this Section 2.1.5, for such violations or defaults that would not have a material adverse effect on the ability of Harvard to consummate the transactions contemplated hereby, or that either individually or in the aggregate, would not have a material adverse effect on the results of operation, business, or financial condition of MATEP or on the revenues generated pursuant to the User Contracts or the Utilities MOA (a "Material Adverse Effect"), and (B) in the case of clause (ii) of this Section 2.1.5, Harvard warrants but does not make a representation with respect to such non-contravention.

                   2.1.6 Harvard Required Filings and Consents. (i) Schedule 2.1.6(i) is a complete and accurate list of all filings, notices, or approvals by Harvard with any court, arbitral tribunal, administrative agency, commis-sion, or other governmental or regulatory authority or agency (a "Governmental Entity") (collectively, "Harvard Required Filings and Approvals"), and (ii)
Schedule 2.1.6(ii) is a complete and accurate list of all non-governmental permits, authorizations, consents, contract assignments, or notices (collectively, "Harvard Required Consents"), that, in each case, Harvard must obtain, provide, or complete in order to consummate the transactions contemplated by this Agreement or the MATEP LLC Assignment Agreement, except in the case of clauses (i) and (ii) of this Section 2.1.6, for such filings and consents that would not have a material adverse effect on the ability of Harvard to consummate the transactions contemplated hereby, or that either individually or in the aggregate would not have a Material Adverse Effect.

                   2.1.7 Liquidated Damages. Harvard does not owe and has not paid to any user under the User Contracts ("User") any "liquidated damages" (as that term is described in each of the Third Amendments to the User Contracts and the Utilities MOA (the "Third Amendments")). Harvard warrants (but does not make a representation) that no liquidated damages would have been payable had the Third Amendments been in effect during the period from June 1, 1995 through October 31, 1997.

                   2.1.8 Dana-Farber. Harvard warrants (but does not make a representation) that none of the proceeds of the $86,230,000 Tax-Exempt Series G-1 bonds issued as part of the $94,230,000 Massachusetts Health and Educational Facilities Authority Revenue Bonds, Dana-Farber Cancer Institute Issue were used to finance the MATEP chillers located at 44 Binney Street, Boston, Massachusetts.

            2.2 Representations and Warranties of MATEP. MATEP shall not be deemed to have made any representation or warranty other than as expressly made in this Article 2 and Section 9.3 hereof. Without limiting the generality of the foregoing and notwithstanding any other provisions in this Agreement, MATEP shall not be deemed to have made any representation or warranty with respect to (i) Environmental Laws, as defined in Section 2.2.11, except as provided in Section 2.2.11; (ii) Taxes, as defined in Section 2.2.12, except as provided in Section 2.2.12; or (iii) Employee Plans, as defined in Section 2.2.13, except as provided in Section 2.2.13. For all purposes of this

<PAGE 14>

Agreement, reference to the "knowledge" of MATEP or CMC, as the case may be, or to matters of which MATEP or CMC, as the case may be, is "aware" shall mean the actual knowledge, after reasonable investigation or inquiry, or the knowledge which would have been obtained after reasonable investigation or inquiry, of (A) those persons employed by MATEP or CMC in the positions of President, Vice President and General Manager, Engineering Manager, Accounting Manager, Manager of Administration, Operations Manager, and Maintenance Manager, or (B) those persons employed by Harvard in senior management positions having responsibility for the subject matter in question, provided that, with respect to any representation made in Section 2.2.13 relating to any Multiemployer Plan, such investigation or inquiry shall be limited to inquiries directed to individuals employed by MATEP, CMC, or Harvard. Subject to the foregoing and Section 2.4 hereof and except as disclosed by MATEP to Buyer in any Schedule hereto, MATEP hereby represents and warrants to Buyer as follows:

                   2.2.1 Corporate Organization. MATEP is a Chapter 121A and Chapter 156 corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. MATEP is a charitable organization within the meaning of
Section 501(c)(3) of the Code.

                   2.2.2 Authorization. Subject to the making or obtaining of the MATEP Required Filings and Approvals and the MATEP Required Consents referred to in Section 2.2.4 hereof, MATEP has the requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Harvard and the Board of Directors of MATEP, and no other corporate proceedings on the part of MATEP or Harvard are necessary to authorize the execution and delivery of this Agreement or the transactions contemplated hereby. This Agreement is the valid and binding obligation of MATEP, enforceable against MATEP in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                   2.2.3 MATEP Non-Contravention. Subject to the making or obtaining of the MATEP Required Filings and Approvals and the MATEP Required Consents referred to in Section 2.2.4 hereof and the amendment of the articles of organization of MATEP pursuant to Section 4.6, neither the execution and the delivery of this Agreement by MATEP, nor the consummation by MATEP of the transactions contemplated hereby, nor the compliance by MATEP with any of the provisions hereof, will (i) violate any provisions of the articles of organization or by-laws of MATEP as currently in effect, (ii) violate any order, writ, injunction, decree, or, to MATEP's knowledge, statute, rule, or regulation applicable to MATEP or any of its properties or assets, (iii) result in a breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to a right of termination or amendment) under, or result in the imposition of a Lien upon any property or assets of MATEP under, the Material Contracts set forth on Schedule 2.2.10.1, except in the case of clauses (ii) and (iii) of this Section 2.2.3, for such violations, breaches or defaults that would not have a material adverse effect on the

<PAGE 15>

ability of MATEP to consummate the transactions contemplated hereby, or that either individually or in the aggregate, would not have a Material Adverse Effect.

                   2.2.4 MATEP Required Filings and Consents. (i) Schedule 2.2.4(i) is a complete and accurate list of all filings, notices, or approvals by MATEP with any Governmental Entity (collectively, the "MATEP Required Filings and Approvals"), and (ii) Schedule 2.2.4(ii) is a complete and accurate list of all nongovernmental permits, authorizations, consents, or notices (collectively, "MATEP Required Consents"), that, in each case, MATEP must obtain, provide, or complete in order to consummate the transactions contemplated by this Agreement, except in the case of clauses (i) and (ii) of this Section 2.2.4, for such filings and consents that would not have a material adverse effect on the ability of MATEP to consummate the transactions contemplated hereby, or that either individually or in the aggregate would not have a Material Adverse Effect.

                   2.2.5 Financial Statements. The audited balance sheet of MATEP and the audited statement of operations of MATEP for the fiscal year ended June 30, 1997, in each case as delivered to Buyer prior to the date hereof (the "Financial Statements"), are complete and correct in all material respects and present fairly, in all material respects, the financial position of MATEP as of the date and for the period indicated, and the results of its operations and changes in its financial position for the year then ended, in conformity with generally accepted accounting principles consistently applied.

                   2.2.6 Interim Change. Since June 30, 1997, MATEP has been operating only in, and has not engaged in any material transactions other than in, the ordinary course of business and in connection with the Material Contracts set forth in Schedule 2.2.10.1. Since June 30, 1997, there has not been a material adverse change in the business, financial condition, or results of operations of MATEP, which change was not the result of an industry-wide development affecting other companies in the businesses in which MATEP is engaged. Since June 30, 1997, there has not been, (i) except for ordinary wear and tear and scheduled or necessary repairs or replacements in the ordinary course of business, consistent with past practice, any damage, destruction, or loss to or of the properties and assets of MATEP in excess of $100,000, whether or not covered by insurance; (ii) any issuance by MATEP of any shares of capital stock or options, warrants, or other rights to acquire any shares of capital stock; (iii) any sale, lease, or other disposition of properties and assets of MATEP, (x) other than in the ordinary course of business or (y) except in the case of steam, chilled water, or electricity, having a value of $100,000 or more individually, or $1,000,000 or more in the aggregate; (iv) any merger or consolidation of MATEP with any other person or any acquisition by MATEP of the stock or business of another person; (v) any borrowing of, or agreement to borrow, funds by MATEP; (vi) any mortgage, pledge, or grant of a lien or security interest in any property of MATEP;
(vii) any material increase in the reserves or liabilities for Taxes set forth or to be set forth prior to the Closing in the financial statements of MATEP; or (viii) any commitment by MATEP to do any of the foregoing.

            2.2.7 Proceedings. Except as set forth in Schedule 2.2.7, there is no claim, action, suit, inquiry, proceeding, or investigation by or before any Governmental Entity, pending or, to the knowledge of MATEP, threatened against or involving MATEP or affecting any of the properties or assets of MATEP or the User Contracts or the Utilities MOA that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or

<PAGE 16>

that in any manner seeks to prevent, enjoin, or materially alter or delay the transactions contemplated hereby. MATEP is not subject to any order, writ, injunction, or decree that has or in the future could reasonably be expected to have a Material Adverse Effect. MATEP has not received written notice that it has been charged with a violation of, or, to the knowledge of MATEP, been threatened with a charge of a violation of, any legal requirement relating to any aspect of its business, which violation has not been satisfactorily resolved or remains outstanding and which could reasonably be expected to have a Material Adverse Effect.

            2.2.8  No Breach.

                   2.2.8.1 MATEP is not in breach or in default (and no event has occurred that with notice or lapse of time or both would constitute such a breach or default) under its articles of organization or by-laws as currently in effect, any order, writ, injunction, decree, or, to its knowledge, statute, rule, or regulation, applicable to it or any of its properties or assets, which breach, violation, or default could reasonably be expected to have a Material Adverse Effect.

                   2.2.8.2 With respect to facilities owned by MATEP, MATEP has, and to its knowledge MATEP is in material compliance with, all licenses, permits, variances, exemptions, orders, approvals, and other authorizations of all Governmental Entities having jurisdiction necessary in order to enable MATEP to conduct its business as currently conducted, the lack of which (A) would render legally impermissible the transactions contemplated by this Agreement, or (B) could reasonably be expected to have a Material Adverse Effect. None of MATEP, Harvard, or CMC has received from any Governmental Entity any written notice of violation or non-compliance with respect to any such permit, license, variance, exemption, order, approval, or other authorization with respect to MATEP or the User Contracts or the Utilities MOA that has not been satisfactorily resolved or that remains outstanding.

            2.2.9 Title to Assets. Subject to the completion of the transfers contemplated by Section 4.5.2, MATEP has good and valid title in the case of all property other than real property (about which no representations are being made herein), free and clear of all Liens (other than Liens for Taxes (as hereinafter defined) not yet due and payable and minor imperfections of title or minor encumbrances, if any, that in the aggregate do not (i) materially detract from the value of its assets, or (ii) materially impair the continued use by MATEP of the property subject thereto for the use being made thereof), to the assets of MATEP which it purports to own, including all of the properties and assets reflected in the Financial Statements and all of the properties and assets purchased or otherwise acquired by MATEP since the date of the Financial Statements and not since disposed of in the ordinary course of business.

            2.2.10 Contracts and Commitments.

                   2.2.10.1 Schedule 2.2.10.1 hereof sets forth a complete and accurate list of the following contracts and agreements of MATEP, CMC, or Harvard, as the case may be, relating to the business and operations of MATEP (collectively, the "Material Contracts"):

            (i) the User Contracts;

            (ii) the Shared Savings Agreements;

<PAGE 17>

            (iii) certain fuel contracts set forth on Schedule 2.2.10.1(iii) between CMC or MATEP and certain fuel suppliers (collectively, the "Fuel Contracts");

            (iv) certain transmission agreements, as set forth on Schedule 2.2.10.1(iv) (collectively, the "Transmission Agreements");

            (v) certain leases, as set forth on Schedule 2.2.10.1(v) (collectively, the "Leases"); and

            (vi) certain other material agreements, as set forth on Schedule 2.2.10.1(vi) (collectively, the "Other Material Contracts").

                   2.2.10.2  Other than the Material Contracts listed on
Schedule 2.2.10.1 or as otherwise set forth in Section 2.2.10.3 or on Schedule 2.2.15, there is no written contract or agreement that involves aggregate expenditures by, or payments to, MATEP of more than $100,000 per year or more than $250,000 in total over the term of the contract, commitment, or agreement. To the knowledge of MATEP, there are no existing defaults under any of the Material Contracts by MATEP, CMC, or Harvard, as applicable, which default could reasonably be expected to have a Material Adverse Effect. None of MATEP, CMC, or Harvard, as applicable, has given to or received from any other party to a Material Contract to which it is a party a written notice of a default under the Material Contract to which it is a party.

                   2.2.10.3 Except as set forth on Schedule 2.2.10.1, (i) there is no note or guarantee by MATEP of the obligations of another party that will survive the Closing Date; (ii) there is no contract or arrangement between Harvard and CMC or between Harvard and MATEP that will survive the Closing Date or pursuant to which MATEP obtains the use of or access to property that is essential to the operation of MATEP's business or perfor-mance of the User Contracts or the Utilities MOA, other than as indicated in the Title Insurance Commitment (as defined in Section 4.3); (iii) there is no note or similar debt instrument under which MATEP has outstanding indebtedness that will survive the Closing Date; (iv) except as set forth in the Title Insurance Commitment (as defined in Section 4.3 hereto) there is no lease requiring payments of more than $100,000 per year or more than $250,000 over the life of the lease related to MATEP; (v) there are no purchase orders or similar agreements of $100,000 or more or any fuel supply agreements; and (vi) to MATEP's knowledge, there are no oral contracts, commitments or agreements that involve aggregate expenditures by, or payments to, MATEP of more than $50,000 per year or more than $250,000 in total over the term thereof.

            2.2.11 Environmental Matters.

                   2.2.11.1 Except as disclosed in Schedule 2.2.11.1:

                   (i) MATEP is in material compliance with all applicable Environmental Laws (as hereinafter defined), except for non-compliance that could not reasonably be expected to have a Material Adverse Effect, and MATEP has and to the knowledge of MATEP is in material compliance with all licenses, permits, and other authorizations of all Governmental Entities granted or required pursuant to Environmental Laws;

                   (ii) MATEP has not received written notice of, nor, to the knowledge of MATEP, is MATEP the subject of, any outstanding action, cause of action, claim, investigation, demand, or notice by any person or entity

<PAGE 18>

alleging liability under or non-compliance with any Environmental Law that, in either case, could reasonably be expected to have a Material Adverse Effect and that remains outstanding or unresolved;

            (iii) MATEP has obtained and will maintain through the Closing Date, and has taken or will take prior to the Closing Date all reasonable efforts to facilitate the transfer of all governmental approvals and to provide any governmental notifications that are required with respect to its operation under any Environmental Law where the failure to obtain, maintain, or facilitate the transfer of all such governmental approvals or to provide such governmental notifications could reasonably be expected to have a Material Adverse Effect; and

            (iv) except where the following could not reasonably be expected to have a Material Adverse Effect (either alone or in the aggregate), and except as disclosed in Schedule 2.2.11.1:

                   (A) MATEP has not, and MATEP has no knowledge of any other person who has, caused any release, threatened release, or disposal of any Hazardous Material at or under MATEP's properties;

                   (B) MATEP has no knowledge that MATEP or any of MATEP's properties is adversely affected by any release, threatened release, or disposal of a Hazardous Material originating or emanating from any other property;

                   (C) MATEP has not manufactured, used, generated, stored, treated, transported, disposed of, arranged for disposal of, released, or otherwise managed any Hazardous Material other than in compliance with applicable Environmental Laws;

                   (D) MATEP has no knowledge that underground storage tanks or surface impoundments presently exist or at any previous time existed upon, in or under any properties of MATEP other than in compliance with applicable Environmental Laws;

                   (E) MATEP: (a) has no liability for response, remedial, or corrective action, natural resources damage, or any other harm or activity pursuant to any Environmental Law at its properties or at any other property and, to the knowledge of MATEP, has not engaged in any activity which would give rise to such liability or harm; (b) is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving it or any of its properties; (c) has no knowledge of any condition or occurrence at any of its properties or other properties that could form the basis of an Environmental Claim against it; and (d) has not received any written or oral request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9604) or comparable state laws;

                   (F) MATEP has not agreed to any restrictions on its operations or the ownership, occupancy, use, or transferability of any of its properties, except as required under current licenses, permits, and other authorizations issued by Governmental Entities pursuant to any Environmental Law and is not aware of any pending actions by a Governmental Entity to impose any such restrictions; and

                   (G) MATEP has provided or otherwise made available to Buyer

<PAGE 19>

any and all material audits, investigations, reports, records, data, site assessments, or any other material documents in MATEP's possession or control concerning MATEP's use of Hazardous Materials or compliance with any Environmental Law.

                   2.2.11.2 To the knowledge of MATEP, Schedule 2.2.11.2 contains a true and complete list of all off-site waste treatment, storage, and disposal locations used in the past and presently by MATEP for the off-site treatment, storage, or disposal of Hazardous Material.

                   2.2.11.3 For purposes of this Section 2.2.11, the following definitions shall apply:

            "Environmental Claim" shall mean and include under any Environmental Law any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) which could reasonably be expected to have a Material Adverse Effect arising: (A) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material;
(C) from any abatement, removal, remedial, corrective, or other response action in connection with any Hazardous Material, Environmental Law, or other order or directive of any federal, state, or local Governmental Entity; or (D) from any actual or alleged damage, injury, threat, or harm to the health or safety of the general public, natural resources, property damage, or the environment.

            "Environmental Law" shall mean any local, state or federal statute, rule, regulation, order, code, directive, or ordinance and any binding judicial or administrative interpretation thereof or requirement thereunder pertaining to: (A) the regulation or protection of health, safety, and the outdoor environment; (B) the conservation, management, development, control, and/or use of natural resources and wildlife; (C) the protection or use of surface water and ground water; (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (E) pollution or contamination (including any release to ambient air, land, surface water, and ground water); and includes, but is not limited to, the following federal statutes (and their implementing regulations and the analogous state and local statutes and regulations): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the
Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, as amended, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.

            "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant, or

<PAGE 20>

material that is hazardous or toxic, and includes without limitation, asbestos or any material containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material, or substance regulated under the local, state, or federal statute, rule, regulation, order, directive, or ordinance.

            2.2.12 Taxes.

                   2.2.12.1 Except as set forth in Schedule 2.2.12.1, (A) for all Taxable periods beginning on or after May 4, 1981 and ending on or before the Closing Date, MATEP has qualified as an organization described in Section 501(c)(3) of the Code exempt from Federal income Taxes under Section 501(a) of the Code, and to the knowledge of Harvard or MATEP, no facts or circumstances exist that likely would adversely affect MATEP's status as a tax-exempt entity; (B) MATEP has filed or caused to be filed (or has obtained extensions with respect to filing) in a timely manner all material Tax Returns (as hereinafter defined) required to be filed and has paid all Taxes shown to be due and payable on such Tax Returns; (C) there are no material liens for Taxes upon the assets or properties of MATEP, except for statutory Liens for Taxes not yet due and payable; (D) no material claims have been asserted in writing against MATEP by any Taxing Authority (as hereinafter defined) with respect to any Taxes; (E) there is no material unpaid Tax deficiency, determination, or assessment currently outstanding against MATEP; (F) neither MATEP nor Harvard has received any written notice of deficiency or assessment from any Tax Authority with respect to Taxes of MATEP; (G) the Tax Returns for MATEP are not currently the subject of any audit by any Tax Authority; (H) there are no outstanding agreements to extend the statutory period of limitations applicable to any material Taxes or material deficiencies against MATEP; (I) neither MATEP nor Harvard has been informed in writing that any Tax Authority intends to audit, challenge, or assess Taxes with respect to any Tax Returns filed by MATEP prior to the Closing Date; (J) no power of attorney has been granted by MATEP or Harvard with respect to any material Taxes of MATEP; (K) MATEP is not a member of any affiliated group for the purposes of filing any Tax Return or paying any Taxes; and (L) MATEP has no liability for the Taxes of any person other than itself and is not a party to any agreement providing for the allocation or sharing of Taxes.

                   2.2.12.2 For purposes of this Agreement, "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest, penalties, or additions to tax imposed with respect thereto by any taxing authority, whether foreign or domestic (each, a "Tax Authority"). For purposes of this Agreement, the term "Tax Return" includes all returns and reports (including elections, declarations, disclosure, schedules, estimates, and information returns) required to be filed with a Tax Authority relating to Taxes.

                   2.2.13  Employee Benefit Plans.

                       2.2.13.1 Schedule 2.2.13 hereto contains a true and complete list of all bonus, vacation pay, holiday pay, dependent care assistance, pension, profit sharing, retirement, deferred compensation, excess benefit, health insurance, life insurance, disability, severance pay, salary

<PAGE 21>

continuation, and other similar retirement, welfare, or fringe benefit plans, whether or not reduced to writing (the "Employee Plans"), in which any employee of MATEP or CMC participates or participated at any time within the six calendar year period immediately preceding the date of this Agreement or under which any such employee has accrued and remains entitled to a benefit and which are maintained (or to which contributions currently are made or required to be made) by MATEP or by any other member of any controlled group of corporations, group of trades, or businesses under common control, or affiliated service group of which MATEP is also a member, which group would be treated as a single employer under Section 414(b), (c), or (m) of the Code (each, a "Benefit Plan Affiliate"). Each Employee Plan described in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than any such plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan")) is herein referred to as an "Employee Welfare Plan" and each Employee Plan (other than any such plan that is a Multiemployer Plan) described in Section 3(2) of ERISA is herein referred to as an "Employee Pension Plan." The Employee Welfare Plans and Employee Pension Plans are herein referred to collectively as the "ERISA Plans." With respect to the Employee Plans, other than Multiemployer Plans, Harvard or MATEP has provided or made available to Buyer a copy of each such Plan (including amendments and related funding agreements) that has been reduced to writing, a description of each such Plan (including amendments) that has not been reduced to writing, the current summary plan description for each such Plan that is an ERISA Plan, the most recent Internal Revenue Service ("IRS") Determination Letter for each such Plan that is intended to be qualified under Section 401(a) of the Code, and, where applicable, the three most recent IRS Forms 5500 filed and/or actuarial valuation reports prepared with respect to each such Plan.

                       2.2.13.2 Each Employee Pension Plan and, to the knowledge of MATEP, each Employee Plan that is a Multiemployer Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. Except for matters that could not reasonably be expected to have a Material Adverse Effect, each ERISA Plan and, to the knowledge of MATEP, each Employee Plan that is a Multiemployer Plan has been administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, and neither MATEP nor any Benefit Plan Affiliate has incurred any liability under Title IV of ERISA (other than for the payment of Pension Benefit Guaranty Corporation ("PBGC") premiums in the normal course) or Section 412 of the Code with respect to any ERISA Plan, nor, to the knowledge of MATEP, has any event occurred that would give rise to any such liability.

                       2.2.13.3 Except as set forth in Schedule 2.2.13, none of the Employee Plans is, or has at any time within the five calendar year period immediately preceding the date of this Agreement been, a Multiemployer Plan, and MATEP has not incurred any withdrawal liability or liability under
Section 515 of ERISA in connection with any Multiemployer Plan which is currently outstanding nor reasonably expects to incur such liability.

                       2.2.13.4 Except for matters that could not reasonably be expected to have a Material Adverse Effect, there are no lawsuits or claims (other than claims for benefits in the normal course and domestic relations litigation involving the assignment of benefits) pending with respect to benefits under any Employee Plan (other than a Multiemployer Plan) or, to the knowledge of MATEP, under any Employee Plan that is a Multiemployer Plan. To the knowledge of MATEP, there is no pending governmental audit or similar investigation relating to any Employee Plan.

<PAGE 22>

                       2.2.13.5 No event which constitutes a "reportable event" (as defined in Section 4043 (c) of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any ERISA Plan that is subject to Section 4043 (c) or, to the knowledge of MATEP, with respect to any Employee Plan that is a Multiemployer Plan. Full payment has been made of all amounts which MATEP was required under the terms of the Employee Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due). No ERISA Plan which is subject to Part 3 of Subtitle B of Title I of ERISA and, to the knowledge of MATEP, no Employee Plan that is a Multiemployer Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither MATEP nor any other "disqualified person" or "party in interest" (as defined in Section 4975
(e) (2) of the Code and Section 3 (14) of ERISA, respectively) has engaged in any transaction in connection with any ERISA Plan or, to the knowledge of MATEP, with respect to any Employee Plan that is a Multiemployer Plan, that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502 (i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 (a) of the Code. Except as set forth in Schedule 2.2.13, MATEP does not maintain and has not maintained any Employee Plan (other than an Employee Plan which is intended to be "qualified" within the meaning of Section 401 (a) of the Code or is intended to be described in Section 403 (b) of the Code) which provides benefits with respect to employees or former employees following their termination of service with MATEP (other than as required pursuant to Section 601 of ERISA). Each Employee Plan subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith. No individual shall accrue or receive additional benefits, additional service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. With respect to each ERISA Plan and, to the knowledge of MATEP, each Employee Plan that is a Multiemployer Plan which is subject to Title IV of ERISA, as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the benefits accrued under the Plan did not exceed the aggregate fair market value of the assets allocable thereto.

                   2.2.14  Labor and Employment.

                       2.2.14.1 CMC is a party to the Collective Bargaining Agreements specified in Schedule 2.2.14. The International Union of Operating Engineers Local 877 is the only labor organization that represents the employees of CMC.

                       2.2.14.2 With respect to MATEP or CMC, to the knowledge of MATEP and except as set forth in Schedule 2.2.14, (A) no labor organization or group of employees has filed any representation or union decertification petition or made any written demand for recognition; (B) no union organizing campaigns are underway; (C) no labor strike, work stoppage, or slowdown or other material labor dispute is underway; (D) neither MATEP nor CMC has received written notice of any employment-related charge, complaint, or grievance of any kind, pending or threatened in any forum, relating to an alleged violation by MATEP or CMC, as the case may be, of any law, regulation, or contract, which charge, complaint, or violation remains unresolved; and (E) there are no unfair labor practice charges of any kind, pending or threatened in any forum relating to an alleged violation by MATEP or CMC, as the case may be, under the National Labor Relations Act.

<PAGE 23>

                       2.2.14.3 (A) within a period of 90 days preceding the date of this Agreement or the Closing Date, as the case may be, neither MATEP nor CMC has implemented any "plant closing" or "mass layoff" of employees with respect to MATEP or CMC as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN Act"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before the Closing Date without advance notification to Buyer; (B) MATEP and CMC have complied in all respects with all legal requirements relating to employment, equal employment opportun-ity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, non-compliance with which (i) would render legally impermissible the transaction contemplated by this Agreement or
(ii) could reasonably be expected to have a Material Adverse Effect; and (C) neither MATEP nor CMC has been determined to be liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

                   2.2.15 Insurance. Schedule 2.2.15 hereto sets forth a list of all material insurance policies or programs of self-insurance naming MATEP, CMC, or Harvard as insured, by which MATEP or any of its properties or assets are covered against present losses, all of which are now in full force and effect. Schedule 2.2.15 also sets forth for the period since November 1, 1994
(i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy which sets forth the name of the claimant, a description of the policy, and the amount and a brief description of the claim; and (iii) a statement describing the loss experience for (x) all workers compensation claims that were self-insured and exceed $1,000 and (y) all other claims that were self-insured and exceed $100,000, including the number and aggregate cost of such claims. Except as set forth on
Schedule 2.2.15, all such policies (i) to the knowledge of MATEP, are issued by an insurer that is financially sound and reputable; (ii) to the knowledge of MATEP, taken together, provide adequate insurance coverage for the assets and operations of MATEP for all risks normally insured against by a person carrying on the same business or businesses; (iii) are sufficient for compliance with all legal requirements and contracts to which MATEP is a party or by which it is bound and for compliance with the requirements of the User Contracts; and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of MATEP. MATEP has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. MATEP has paid all premiums due and has otherwise performed all of its respective obligations under each policy, and MATEP has given notice to the insurers of all claims that may be insured thereby. MATEP is not transferring or assigning any insurance policy to the Buyer or any Buyer Party.

                   2.2.16 Books and Records. To the knowledge of MATEP the Books and Records identified in clause (a) of Section 1.5.2 that have been made available to Buyer are complete and correct. At the Closing, the Books and Records shall be located in the offices of MATEP.

            2.3 Representations and Warranties of CMC. CMC shall not be deemed to have made any representation or warranty other than as expressly

<PAGE 24>

made in this Article 2 and Section 9.3 hereof. Subject to the foregoing and
Section 2.4 hereof, CMC hereby represents and warrants to Buyer as follows:

                   2.3.1 Corporate Organization. CMC is a Chapter 180 corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has all requisite corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. CMC is a charitable organization within the meaning of Section 501(c)(3) of the Code and has acted as Harvard's agent with respect to the operation of MATEP.

                   2.3.2 Authorization. Subject to the making or obtaining of the CMC Required Filings and Approvals and the CMC Required Consents referred to in Section 2.3.4 hereof, CMC has the requisite corporate power and corporate authority to enter into this Agreement and the MATEP LLC Assignment Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MATEP LLC Assignment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Harvard and the Board of Directors of CMC, and no other corporate proceedings on the part of CMC are necessary to authorize the execution and delivery of this Agreement or the MATEP LLC Assignment Agreement or the transactions contemplated hereby or thereby. This Agreement and, when executed and delivered, the MATEP LLC Assignment Agreement are or will be, as the case may be, the valid and binding obligations of CMC, enforceable against CMC in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                   2.3.3 CMC Non-Contravention. Subject to the making or obtaining of the CMC Required Filings and Approvals and the CMC Required Consents referred to in Section 2.3.4 hereof, neither the execution and the delivery of this Agreement nor of the MATEP LLC Assignment Agreement by CMC, nor the consummation by CMC of the transactions contemplated hereby or thereby, nor the compliance by CMC with any of the provisions hereof or thereof, will (i) violate any provisions of the articles of organization or by-laws of CMC as currently in effect, (ii) violate any order, writ, injunction, decree, or, to CMC's knowledge, statute, rule, or regulation applicable to CMC, or any of its properties or assets, (iii) result in a violation of, or constitute (with or without notice or lapse of time or both) a default under, the CMC Fuel Contracts, except in the case of clauses (ii) and (iii) of this Section 2.3.3, for such violations or defaults that would not have a material adverse effect on the ability of CMC to consummate the transactions contemplated hereby, or that either individually or in the aggregate, would not have a Material Adverse Effect.

                   2.3.4 CMC Required Filings and Consents. (i) Schedule 2.3.4(i) is a complete and accurate list of all filings, notices or approvals by CMC with any Governmental Entity (collectively, the "CMC Required Filings and Approvals"), and (ii) Schedule 2.3.4(ii) is a complete and accurate list of all non-governmental permits, authorizations, consents, contract assignments, or notices (collectively, "CMC Required Consents"), that, in each case, CMC must obtain, provide, or complete in order to consummate the transactions contemplated by this Agreement or the MATEP LLC Assignment Agreement, except in the case of clauses (i) and (ii) of this Section 2.3.4,

<PAGE 25>

for such filings and consents that would not have a material adverse effect on the ability of CMC to consummate the transactions contemplated hereby, or that either individually or in the aggregate would not have a Material Adverse Effect.

            2.4 Electric Regulatory Matters. Notwithstanding any express or implied representation or warranty made by Harvard, MATEP, or CMC in this
Article 2 or anything to the contrary contained in this Agreement (provided this Section 2.4 is not intended to amend the express representations made with respect to environmental matters in Section 2.2.11 hereof), none of Harvard, MATEP, or CMC makes any representation or warranty with respect to any order, consent, approval, writ, injunction, decree, law, statute, rule, or regulation to which Harvard, MATEP, or CMC or any of the respective facilities or other assets of any of the foregoing may be subject, or to which Buyer, MATEP LLC, or Management Company, or any of the respective facilities or assets of any of the foregoing may be subject with respect to the transactions contemplated by this Agreement, in each case, which relates to (a) the generation, transmission, distribution, or sale of electricity, at wholesale or retail, (b) the ownership, operation, transfer, or control of any facility used for the generation, transmission, or distribution of electricity, or (c) holding companies of electric utilities, including, without limitation, in each case (i) the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), (ii) the Federal Power Act, as amended ("FPA"), (iii) the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), (iv) Chapter 164 of the Massachusetts General Laws, as amended ("Chapter 164"), (v) Chapter 164 of the Acts of 1997 of the Massachusetts Legislature, and (vi) any other similar federal or state law, statute, rule, or regulation (collectively, "Electric Regulatory Requirements"). None of Harvard, MATEP, or CMC makes any representation or warranty regarding the existence or consequences of any violation of any Electric Regulatory Requirements by Harvard, MATEP, or CMC, or any of their respective facilities or other assets, or by Buyer, MATEP LLC, or Management Company, or with respect to any of their respective facilities or assets, with respect to or in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                  AND MATEP LLC

            3.1 Representations and Warranties of Buyer. Buyer shall not be deemed to have made any representation or warranty other than as expressly made in this Article 3 and Section 9.3 hereof. For all purposes of this Agreement, references to the "knowledge" of Buyer or to matters of which Buyer is aware shall mean the actual knowledge, after reasonable investigation or inquiry, or the knowledge which would have been obtained after reasonable investigation or inquiry, of those persons employed by Buyer in senior management positions having responsibility for the subject matter in question. Except as disclosed to Harvard, CMC, and MATEP in any Schedule hereto, Buyer hereby represents and warrants to Harvard, MATEP, and CMC as follows:

                   3.1.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts.

                   3.1.2 Authorization. Subject to the making or obtaining of the Buyer Required Filings and Approvals and the Buyer Required Consents referred to in Section 3.1.4 hereof, Buyer has the requisite corporate power

<PAGE 26>

and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or the transactions contemplated hereby. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                   3.1.3 Non-Contravention. Subject to the making or obtaining of the Buyer Required Filings and Approvals and the Buyer Required Consents referred to in Section 3.1.4 hereof, neither the execution and delivery of this Agreement by Buyer, nor of the Harvard Assignment Agreement or the Capital Infusion Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor the compliance by Buyer with any of the provisions hereof or thereof, will (i) violate any provision of the articles of organization or by-laws of Buyer as currently in effect, (ii) violate any order, writ, injunction, decree, or to Buyer's knowledge, statute, rule, or regulation applicable to Buyer, or any of its properties or assets or, (iii) result in a violation of, or constitute (with or without notice or lapse of time or both) a default under, the contracts and agreements set forth on Schedule 3.1.3, except in the case of clauses (ii) and (iii) of this
Section 3.1.3, for such violations or defaults that would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or that either individually or in the aggregate, would not have a Material Adverse Effect.

                   3.1.4 Buyer Required Filings and Consents. (i) Schedule 3.1.4(i) is a complete and accurate list of all filings, notices, or approvals by Buyer with any Governmental Entity (collectively, "Buyer Required Filings and Approvals"), and (ii) Schedule 3.1.4(ii) is a complete and accurate list of all non-governmental permits, authorizations, consents or notices (collectively, "Buyer Required Consents"), that, in each case, Buyer must obtain, provide, or complete in order to consummate the transactions contemplated under this Agreement, except in the case of clauses (i) and (ii) of this Section 3.1.4, for such filings and consents that would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or that either individually or in the aggregate would not have a Material Adverse Effect.

                   3.1.5 Proceedings. There is no claim, action, suit, inquiry, proceeding, or investigation by or before any Governmental Entity, pending or, to the knowledge of Buyer, threatened against or involving Buyer or affecting any of the properties or assets of Buyer that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or that in any manner seeks to prevent, enjoin, or materially alter or delay any transaction contemplated hereby. Buyer is not subject to any order, writ, injunction, or decree that has or in the future could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                   3.1.6  Equity Commitment. Not less than 25% of the Purchase

<PAGE 27>

Price will be paid by Buyer from equity funds available to Buyer and not from borrowings by Buyer. Notwithstanding this Section 3.1.6 or any other provision of this Agreement, in no event shall Buyer's obligations hereunder be conditioned upon it or any Buyer Party obtaining debt financing.

                   3.1.7 Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not (i) as nominee or agent for any other person, firm, corporation, or entity, or (ii) with a view toward, or for sale in connection with, any distribution thereof, or (iii) with any present intention of distributing or selling any of the Shares.

                   3.1.8 Access to Information; Reliance. (i) To Buyer's knowledge, Buyer has been furnished by Harvard, MATEP, or CMC during the course of this transaction with all information regarding MATEP and CMC that Buyer has requested or that Buyer considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares; (ii) to its knowledge, all documents that have been requested by Buyer have been made available for inspection and review by Buyer or its counsel; (iii) Buyer has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Harvard, MATEP, or CMC concerning the terms and conditions of the sale of the Shares by Harvard to Buyer; (iv) to its knowledge, any other additional information that Buyer has requested has been provided; (v) Buyer is a sophisticated investor and capable of evaluating the merits and risks of acquiring the Shares; (vi) Buyer is not relying on any representation or warranty by Harvard, MATEP, or CMC, other than as expressly made in Article 2, and subject to the restrictions on such representations and warranties contained therein, and Section 9.3 hereof or in any certificate, instrument, or other document to be delivered by Harvard, MATEP, or CMC to Buyer at the Closing, as contemplated by Article 5 hereof; and (vii) Buyer has performed extensive due diligence with respect to MATEP, the User Contracts, the Utilities MOA, and related matters, and Buyer has made an independent evaluation of the foregoing.

            3.2 Representations and Warranties of MATEP LLC. MATEP LLC shall not be deemed to have made any representation or warranty other than as expressly made in this Article 3 and Section 9.3 hereof. For all purposes of this Agreement references to the "knowledge" of MATEP LLC or the matters of which MATEP LLC is "aware" shall mean the actual knowledge, after reasonable investigation or inquiry, or the knowledge which would have been obtained after reasonable investigation or inquiry of those persons employed by MATEP LLC in senior management positions having responsibility for the subject matter in question. Except as disclosed to Harvard, CMC, and MATEP in a Schedule, MATEP LLC hereby represents and warrants to Harvard, MATEP and CMC as follows:

                   3.2.1 Corporate Organization. MATEP LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                   3.2.2 Authorization. Subject to the making or obtaining of the MATEP LLC Required Filings and Approvals or the MATEP LLC Required Consents referred to in Section 3.2.4 hereof, MATEP LLC has the requisite corporate power and corporate authority to enter into this Agreement and the MATEP LLC Assignment Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MATEP LLC Assignment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the members of MATEP LLC, and

<PAGE 28>

no other corporate proceedings on the part of MATEP LLC are necessary to authorize the execution and delivery of this Agreement or the MATEP LLC Assignment Agreement or the transactions contemplated hereby or thereby. This Agreement and, when executed and delivered, the MATEP LLC Assignment Agreement are or will be, as the case may be, the valid and binding obligations of MATEP LLC, enforceable against MATEP LLC in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                   3.2.3 Non-Contravention. Subject to the making or obtaining of the MATEP LLC Required Filings and Approvals or the MATEP LLC Required Consents referred to in Section 3.2.4 hereof, neither the execution and delivery of this Agreement nor of the MATEP LLC Assignment Agreement by MATEP LLC, nor the consummation by MATEP LLC of the transactions contemplated hereby or thereby, nor the compliance by MATEP LLC with any of the provisions hereof or thereof, will (i) violate any provision of the operating agreement of MATEP LLC as currently in effect, (ii) violate any order, writ, injunction, decree, or to the knowledge of MATEP LLC, statute, rule, or regulation applicable to MATEP LLC, or any of its properties or assets or, (iii) result in a violation of, or constitute (with or without notice or lapse of time or both) a default under, the contracts and agreements set forth on Schedule 3.2.3, except in the case of clauses (ii) and (iii) of this Section 3.2.3, for such violations or defaults that would not have a material adverse effect on the ability of MATEP LLC to consummate the transactions contemplated hereby, or that either individually or in the aggregate, would not have a Material Adverse Effect.

                   3.2.4  MATEP LLC Required Filings and Consents.
(i) Schedule 3.2.4(i) is a complete and accurate list of all filings, notices, or approvals by MATEP LLC with any Governmental Entity (collectively, "MATEP LLC Required Filings and Approvals"), and (ii) Schedule 3.2.4(ii) is a complete and accurate list of all non-governmental permits, authorizations, consents or notices (collectively, "MATEP LLC Required Consents"), that, in each case, MATEP LLC must obtain, provide, or complete in order to consummate the transactions contemplated under this Agreement or the MATEP LLC Assignment Agreement, except in the case of clauses (i) and (ii) of this Section 3.2.4, for such filings and consents that would not have a material adverse effect on the ability of MATEP LLC to consummate the transactions contemplated hereby, or that either individually or in the aggregate would not have a Material Adverse Effect.

                   3.2.5 Proceedings. There is no claim, action, suit, inquiry, proceeding, or investigation by or before any Governmental Entity, pending or, to the knowledge of MATEP LLC, threatened against or involving MATEP LLC or affecting any of the properties or assets of MATEP LLC that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of MATEP LLC to consummate the transactions contemplated hereby or that in any manner seeks to prevent, enjoin, or materially alter or delay any transaction contemplated hereby. MATEP LLC is not subject to any order, writ, injunction, or decree that has or in the future could reasonably be expected to have a material adverse effect on the ability of MATEP LLC to consummate the transactions contemplated hereby.

<PAGE 29>

                                 ARTICLE 4.
                                 COVENANTS

            4.1 Conduct of the Business. Harvard, MATEP, and CMC agree that, between the date of this Agreement and the Closing Date, except as (i) otherwise contemplated by this Agreement, (ii) disclosed by Harvard to Buyer in writing, or (iii) consented to by Buyer, which consent shall not be unreasonably withheld or delayed:

                   4.1.1 MATEP shall, and Harvard shall cause MATEP to, use its reasonable efforts to cause the business operations of MATEP to be conducted in the ordinary course of business and consistent with past practice and to preserve intact the organization of MATEP in all material respects;

                   4.1.2 MATEP and CMC shall not, and Harvard shall cause MATEP and CMC not to; (i) sell or dispose of any of its respective assets except in the ordinary course of business and not involving a value of more than $100,000 individually, or $1,000,000 in the aggregate; (ii) except as may be required by existing contracts, make any loans, advances (other than advances in the ordinary course of business), or capital contributions to, or investments in, any other person or entity; (iii) incur any indebtedness for borrowed money or grant or suffer to exist any encumbrance on its assets; (iv) except in the ordinary course of business and consistent with past practices, enter into, assign, terminate, or amend in any material respect any employment or consulting agreement to which MATEP or CMC is a party; (v) issue any equity securities, or repurchase, redeem, or otherwise acquire any such securities or make or propose to make any other change in its capitalization; (vi) merge into or with or consolidate with any other entity or acquire all or substantially all of the business or assets of any person; (vii) make any change in its charter or by-laws, except as otherwise required by this Agreement; (viii) purchase any securities of any person; (ix) permit an increase in the base annual rate of compensation of any of the employees referred to in Section 4.7 below, whose base annual rate of compensation is $20,000 or more as of the date of this Agreement, other than in the ordinary course of business, nor adopt any new benefit plan of any kind for any such employees other than normal and customary bonuses paid to employees in the ordinary course of business; (x) fail to maintain in full force and effect all insurance policies referred to in Section 2.2.15 except that the Seller Parties may replace such policies with other policies providing substantially equivalent or greater coverage in the ordinary course of business; (xi) except in the ordinary course of business and consistent with past practice, except as contemplated by this agreement, or except as could not reasonably be expected to have a Material Adverse Effect, enter into, assign, terminate or amend in any material respect any existing permits, licenses, or approvals relating to the operation of the MATEP facilities; or (xii) commit itself or themselves to do any of the foregoing; and

                   4.1.3 Harvard shall not and shall not permit MATEP to, solicit from any person any proposals or offers, or enter into any negotiations or discussions relating to the disposition of all or substantially all of MATEP's assets or business, the acquisition of the Shares, the merger or consolidation of MATEP with any entity, the assignment of the User Contracts, or the assignment of rights under the Utilities MOA.

            4.2    [intentionally omitted]

            4.3    Real Estate Matters. Prior to the date hereof, Harvard has

<PAGE 30>

delivered to Buyer a title insurance commitment in the form attached hereto as Exhibit D (the "Title Insurance Commitment"). Prior to the Closing, Harvard or MATEP, as the case may be, shall take such actions as may be specified in the Title Insurance Commitment that are to be performed by MATEP so as to enable Old Republic to issue the title insurance policy referred to therein.

            4.4    Regulatory Compliance.

                   4.4.1 Subject to the terms and conditions of this
Agreement:

                   (i) Harvard shall make or make application to obtain all Harvard Required Filings and Approvals.

                   (ii) MATEP shall make or make application to obtain all MATEP Required Filings and Approvals.

                   (iii) CMC shall make or make application to obtain all CMC Required Filings and Approvals.

                   (iv) Buyer shall make or make application to obtain all Buyer Required Filings and Approvals. In addition, and subject to the terms and conditions of this Agreement, Buyer shall, as part of the Harvard Required Filings and Approvals with the BRA, submit to the BRA such applications and other information requested by the BRA in order to enable the BRA to determine that Buyer will perform or cause to be performed the obligations and the duties imposed by Chapter 121A of the Massachusetts General Laws, as amended ("Chapter 121A") with respect to the purchase of the Shares pursuant to the Agreement. In addition, for a period of at least six months following the Closing, Buyer shall not take any action which will cause the termination of MATEP's status as a corporation organized under, and subject to the provisions of, Chapter 121A.

                   (v) MATEP LLC shall make or make application to obtain all MATEP LLC Required Filings and Approvals.

            Each of the filings required in (i) through (v) above shall be made as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated hereby. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

                   4.4.2 Subject to the Confidentiality Agreement, the parties hereto will coordinate and cooperate with one another in exchanging such information and providing such assistance as any other party may reasonably request in connection with the foregoing and in seeking such regulatory approvals and consents. The parties hereto each agree to respond promptly to, and comply fully with, any request for additional information or documents by a Governmental Entity, including, but not limited to, any request under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), Chapter 121A, and Chapter 180 of the Massachusetts General Laws, as amended.

            4.5    Certain Transfers. At or prior to the Closing:

                   4.5.1 CMC will transfer to MATEP, and MATEP will assume from CMC, CMC's rights in and obligations under, or CMC will otherwise cause
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<PAGE 31>

to be reissued in the name of MATEP, the permits set forth on Schedule 4.5.1 hereto (the "CMC Transferred Permits");

                   4.5.2 If the Contract for Unit Dispatch and Non-Firm Power Sales dated as of May 30, 1996 between Boston Edison Company and CMC, as amended (the "BECO Contract") has not been cancelled, CMC will transfer to MATEP, and MATEP will assume from CMC, CMC's rights in and obligations under the BECO Contract.

                   4.5.3 Harvard will transfer to MATEP all equipment and personal property owned by Harvard that is used by MATEP or CMC for the business of MATEP and that is located on the premises of MATEP. Such equipment and personal property shall remain on the premises of MATEP for the unrestricted use thereof by MATEP;

                   4.5.4 Harvard will transfer to MATEP, and MATEP will assume from Harvard, Harvard's rights in and obligations under, or Harvard will otherwise cause to be reissued in the name of MATEP, the permits and licenses set forth on Schedule 4.5.4 hereto (the "Harvard Transferred Permits"); and

                   4.5.5 Harvard will transfer to MATEP, and MATEP will assume from Harvard, Harvard's rights in and obligations under the leases set forth on Schedule 4.5.5 hereto (the "Harvard Transferred Leases").

            4.6 MATEP Charter. Prior to the Closing, MATEP will cause to be filed with the Secretary of State of The Commonwealth of Massachusetts amended and restated articles of organization of MATEP approved by the Boston Redevelopment Authority, if required by Chapter 121A, which articles of organization shall be effective at or prior to the Closing Date, substantially in the form attached hereto as Exhibit E.

            4.7  Certain Employment and Employee Benefit Matters.

                   4.7.1 Buyer agrees to offer employment (or cause MATEP or another Buyer affiliate to offer employment) effective on the Closing Date to all persons employed by CMC or MATEP immediately prior to the Closing Date, including any such person absent from active service by reason of illness, disability, or leave of absence whether paid or unpaid, who are covered by the Collective Bargaining Agreements (the "Union Employees") on such terms and with such pay and benefits as are provided for in the Collective Bargaining Agreements if such Collective Bargaining Agreements are assigned to Buyer or MATEP or another Buyer affiliate as of the Closing Date. Buyer agrees to recognize or cause MATEP or another Buyer affiliate to recognize the International Union of Operating Engineers Local 877 as the bargaining representative of the Union Employees from and after the Closing Date. If such Collective Bargaining Agreements and the Participating Agreement among CMC, the International Union of Operating Engineers, and the Administrator for Trustees of Central Pension Fund of the International Union of Operating Engineers and Participating Employers (the "Participating Agreement") are assigned to Buyer or MATEP or another Buyer affiliate as of the Closing Date, Buyer agrees to assume or cause MATEP or another Buyer affiliate to assume from and after the Closing Date all obligations of CMC under the Collective Bargaining Agreements and the Participating Agreement and, if CMC or Harvard so requests in writing prior to the Closing Date, to take such actions as may be necessary under Section 4204 of ERISA to avoid a complete or partial withdrawal from said Central Pension Fund. Buyer agrees to recognize the Union

<PAGE 32>

Employees' service with CMC for all purposes under the Collective Bargaining Agreements.

                   4.7.2 Buyer agrees to offer employment (or cause MATEP or another Buyer affiliate to offer employment) to all persons, other than Union Employees, who are employed by MATEP or CMC immediately prior to the Closing Date, including any such person absent from active service by reason of illness, disability, or leave of absence whether paid or unpaid (the "Nonunion Employees"), which offer shall specify that Nonunion Employees who accept such offer shall be employed by Buyer, MATEP, or another affiliate of Buyer, for a period of not less than six months from and after the Closing Date, at salary and wage rates not less than those paid to each such Nonunion Employee immediately prior to the Closing Date, provided that the Nonunion Employee accepts Buyer's (or MATEP's or another Buyer affiliate's) offer of employment and agrees to waive any right he or she may have to immediate payment of accrued vacation and sick leave, any right to severance pay, and any other rights provided by Harvard's personnel policies. Nothing in the preceding sentence shall preclude Buyer or MATEP or another Buyer affiliate from terminating the employment of any Nonunion Employee for cause after the Closing Date or from terminating the employment of any Nonunion Employee for any reason, with or without cause, after six months from and after the Closing Date, the employment of all such Nonunion Employees being "at will" except as otherwise expressly provided in this Section 4.7.2.

                   4.7.3 For a period of not less than six months from and after the Closing Date, Buyer (or MATEP or another Buyer affiliate) shall make available to the Nonunion Employees and their spouses and dependents the benefits set forth on Schedule 4.7.3 hereto and at a cost to the Nonunion Employees that is no greater than the cost for benefits charged to Nonunion Employees for the same or comparable benefits in effect immediately before the Closing Date; provided, that the eligibility of a Nonunion Employee (and his or her spouse and dependents) for such benefits from and after the Closing Date shall be determined without regard to any preexisting condition, waiting-period, actively-at-work, or similar exclusion or condition except for any such exclusion or condition to which such Nonunion Employee is subject under the applicable Employee Welfare Plans immediately prior to the Closing Date, and Nonunion Employees shall receive credit under Buyer's plans toward coinsurance and deductibles for any payments made by them during the calendar year in which the Closing Date occurs under the applicable Employee Welfare Plans.

                   4.7.4 Buyer (or, if applicable, MATEP or another Buyer affiliate) shall, from and after the Closing Date, for purposes of its retirement, welfare, medical, dental, life insurance, disability, severance, vacation, and other similar plans or policies, take into account a Nonunion Employee's service with CMC, MATEP, Harvard, and any of their Benefit Plan Affiliates prior to the Closing Date as if it were service with Buyer (or, if applicable, MATEP or another Buyer affiliate), for all purposes other than computing the amount of benefits to which a Nonunion Employee is entitled under a defined benefit pension plan.

                   4.7.5 From and after the Closing Date, Harvard shall be liable for and shall indemnify MATEP and Buyer against all welfare-benefit and fringe-benefit claims that were incurred prior to the Closing Date by the Union Employees or Nonunion Employees (collectively, the "Employees") (or their eligible spouses and dependents), to the extent not paid by an insurer or other third party. Buyer shall be responsible for and shall indemnify CMC,

<PAGE 33>

Harvard, and their Benefit Plan Affiliates against all welfare-benefit or fringe-benefit claims of Employees (or their eligible spouses and dependents) incurred on or after the Closing Date, to the extent not paid by an insurer or other third party. For purposes of the foregoing, a claim will be deemed to have been incurred when an individual is provided with medical, dental, or other services that are covered expenses and give rise to the claim; provided, that a claim for life insurance or similar death benefits will be deemed to have been incurred at time of death. In addition, Harvard shall provide and remain liable for and shall indemnify MATEP and Buyer against continuation of coverage required under Sections 601 through 608 of ERISA and Section 4980B of the Code ("COBRA") with respect to any Employee (and/or his or her eligible spouses and dependents) as to whom the qualifying event (as defined in Section 603 of ERISA) occurred prior to the Closing Date. Buyer shall defend and indemnify MATEP, CMC, Harvard, and their Benefit Plan Affiliates from any and all claims, premiums, administrative fees, costs, and expenses incurred by MATEP, CMC, Harvard, or any Benefit Plan Affiliate in connection with or relating to COBRA continuation coverage provided to, or claimed by, any Employee (and/or any dependent of any such Employee) with respect to a qualifying event occurring on or after the Closing Date, including any such coverage in respect of Employees whose group health plan coverage is eliminated, reduced, curtailed, or otherwise modified on or after the Closing Date. Harvard shall defend and indemnify Buyer and its affiliates from any and all claims, premiums, administrative fees, costs, and expenses incurred by Buyer and its affiliates in connection with or related to COBRA continuation coverage provided to, or claimed by, any Employee (and/or any dependent of any such Employee) with respect to a qualifying event occurring prior to the Closing Date, including any such coverage in respect of employees whose group health plan coverage is eliminated, reduced, curtailed, or otherwise modified prior to the Closing Date.

                   4.7.6 Harvard shall on and after the Closing Date continue to provide and be liable for, and shall indemnify MATEP and Buyer against, long-term disability benefits in accordance with the terms of the applicable Employee Welfare Plan to each individual whose claim for such long-term disability benefits was incurred prior to the Closing Date. For purposes of this Section 4.7.6, a long-term disability benefit claim shall be treated as having been incurred prior to the Closing Date only if the disability arises solely from an injury or illness that occurred prior to the Closing Date. Harvard, on and after the Closing Date, shall continue to provide and be liable for, and shall indemnify MATEP and Buyer against, workers' compensation benefits in accordance with the terms of the applicable worker's compensation program and applicable law to each individual who immediately prior to the Closing Date was legally entitled to workers' compensation benefits from Harvard, or any of its Benefit Plan Affiliates (whether or not such legal entitlement has been established as of the Closing Date) arising solely from an injury or illness that occurred prior to the Closing Date. Buyer shall be responsible for, and shall indemnify CMC, Harvard, and their Benefit Plan Affiliates against, all other long-term disability benefit claims and claims for workers' compensation benefits incurred on or after the Closing Date. In accordance with past practices of Harvard and its Benefit Plan Affiliates, Buyer (or MATEP) shall make reasonable efforts to encourage and accommodate the return to employment of Employees described in this Section 4.7.6.

                   4.7.7 Employees, other than Employees of MATEP or CMC who decline Buyer's (or MATEP's or another Buyer affiliate's) offer of employment, shall not be entitled to payment by CMC, MATEP, Harvard, Buyer, or any of their Benefit Plan Affiliates for accrued vacation or sick leave or severance

<PAGE 34>

pay as a result of the transactions provided for in this Agreement. In addition to any vacation or sick leave earned under Buyer's (or MATEP's or another Buyer affiliate's) plans, policies, or agreements after the Closing Date, Buyer (or MATEP or another Buyer affiliate) shall credit each such Employee referred to in the immediately preceding sentence with the number of days of vacation and sick leave that are credited to the Employee under plans, policies, and agreements of CMC, MATEP, Harvard, and their Benefit Plan Affiliates immediately prior to the Closing Date. Upon termination of employment with Buyer (or MATEP or another Buyer affiliate), an Employee shall be entitled to receive payment for such vacation and sick days, other than days previously used, to the extent provided by vacation and sick leave plans, policies, and agreements of CMC, MATEP, Harvard, and their Benefit Plan Affiliates as in effect throughout the six month period ending on the Closing Date. For this purpose, an Employee shall be treated as using such vacation and sick leave only after using in full the vacation and sick leave accrued after the Closing Date under Buyer's or MATEP's or another Buyer affiliate's vacation and sick leave plans, policies, or agreements.

                   4.7.8 In connection with any benefits that may be paid or payable to an Employee following the Closing Date under any Employee Plan, from and after the Closing Date, Buyer and MATEP shall cooperate with and assist CMC, Harvard, and their Benefit Plan Affiliates at the sole cost and expense of CMC, Harvard, or such Benefit Plan Affiliates in obtaining all necessary consents and in providing to the Employee all necessary disclosures.

                   4.7.9 CMC shall remain liable for unemployment compensation claims that arise prior to the Closing Date with respect to Employees of CMC (and Harvard shall, or shall cause a designated subsidiary to, indemnify and hold Buyer harmless with respect thereto) and shall have no responsibility for any such claims arising from and after the Closing Date (with respect to which Buyer shall indemnify and hold Harvard and CMC harmless). CMC and its Benefit Plan Affiliates shall have no responsibility for payment of unemployment compensation with respect to Employees of MATEP, whether the claims of such Employees arise before or after the Closing Date, and Buyer shall indemnify and hold Harvard and CMC harmless with respect thereto.

            4.8 WARN Act. Buyer shall not, nor shall it cause or permit MATEP LLC, Management Company, or MATEP to, at any time prior to 90 days after the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (a) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of MATEP or any of its subsidiaries, (b) a "mass layoff" as defined in the WARN Act affecting any site of employment of MATEP or any of its subsidiaries, or (c) in each case, any similar action under applicable state or local law requiring notice to employees. This covenant shall survive the Closing.

            4.9 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Buyer, MATEP LLC, Management Company, Harvard, CMC, and MATEP agrees to use its respective reasonable efforts to effect the Closing and otherwise consummate the transactions contemplated hereby.

            4.10   Transition Plan; Access to Information.

                   4.10.1 Subject to the terms and conditions of this Agreement, each of Buyer, MATEP LLC, Management Company, Harvard, and MATEP

<PAGE 35>

agrees to cooperate to facilitate an orderly transition from Harvard, MATEP, and CMC to Buyer, MATEP LLC, and Management Company with respect to the ownership and operation of MATEP, including but not limited to forgiveness of MATEP's notes and Buyer's obtaining new tax ID numbers.

                   4.10.2 For purposes of achieving an orderly transition, between the date of this Agreement and the Closing Date, MATEP and CMC shall, and Harvard shall cause MATEP and CMC to, (i) subject to applicable statutory and regulatory requirements relating to privacy, give to Buyer and its authorized representatives reasonable access to all MATEP's or CMC's books, records, offices, and, subject to MATEP's or CMC's standard procedures regarding safety and security, inspect all facilities and properties of MATEP and CMC, and shall permit Buyer and its authorized representatives to complete Buyer's "Phase 1" environmental review of the MATEP facility site; and (ii) give access to Buyer to such financial and operating data and other information with respect to the business and properties of MATEP and CMC as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of MATEP or CMC personnel or their representatives and in such a manner as not to interfere materially with the business and operations of MATEP or CMC.

                   4.10.3 All information concerning Harvard, MATEP, or CMC, whether written or oral, furnished or provided by Harvard, MATEP, or CMC or their respective affiliates or representatives to Buyer or its respective affiliates including, without limitation, Commonwealth Energy System, MATEP LLC, and Management Company or representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement dated April 25, 1997, by and between Harvard and the Buyer (then known as Commonwealth Energy Enterprises, Inc. (the "Confidentiality Agreement").

            4.11 The MOAs. With respect to the Memorandum of Agreement for Utilities Contract, dated as of October 31, 1997, by and between University Operations Services, as "Seller" (as defined therein) and Harvard Medical School and Harvard School of Public Health, as the "User" (as defined therein) (the "Utilities MOA"), and the Memorandum of Agreement for Shared Savings, dated as of November 1, 1997, by and between University Operations Services, as "Seller" (as defined therein) and Harvard Medical School and Harvard School of Public Health, as the "User" (as defined therein) (the "Shared Savings MOA", and together with the Utilities MOA, the "MOAs"):

            (i) Harvard shall assign to MATEP LLC the rights of University Operations Services as the "Seller" under the MOAs;

            (ii) MATEP LLC shall assume the obligations of such Seller under the MOAs arising after the Closing;

            (iii) Harvard, on behalf of Harvard Medical School and Harvard School of Public Health, shall retain its rights as "User" under the MOAs arising after the Closing;

            (iv) Harvard, on behalf of Harvard Medical School and Harvard School of Public Health, shall retain its obligations as User under the MOAs arising after the Closing; and

            (v)    the MOAs shall remain in full force and effect in

<PAGE 36>

                   accordance with their terms,

all as more fully set forth in the MATEP LLC Assignment Agreement.

            4.12   Electric Regulatory Matters.

                   4.12.1 Notwithstanding any covenant, agreement, or other undertaking contained in this Agreement to the contrary, prior to the Closing, MATEP reserves to itself and its affiliates the right to take all such actions and omit to take all such actions, as MATEP and its affiliates in their reasonable discretion deem necessary or appropriate in connection with comp-liance by MATEP or its affiliates with any Electric Regulatory Requirement.

                   4.12.2 (i) MATEP or an affiliate shall give Buyer prior written notice (an "Electric Regulatory Notice") at least 5 business days before taking an action (or omitting to take an action) pursuant to Section 4.12.1.

                          (ii)  Within 10 business days of receiving an
Electric Regulatory Notice, if Buyer reasonably objects to the proposed action or inaction on the ground that it will have a Material Adverse Effect, Buyer shall send a written objection to MATEP stating in detail the basis for its objection and proposing any modifications it believes are necessary to avoid such Material Adverse Effect (an "Objection").

                          (iii)  If MATEP receives an Objection, MATEP or its
affiliate will consider it in good faith and may in its sole reasonable discretion modify the proposed action or inaction to make it reasonably acceptable to Buyer, or it may proceed as it originally intended.

                           (iv)  If Buyer sends MATEP an Objection and MATEP
or its affiliates proceed pursuant to Section 4.12.2(iii) as it originally had intended, then Buyer may terminate this Agreement pursuant to Section 6.1.4.

            4.13 Acquisition of Shares for Investment. Buyer agrees that the Shares may only be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of if registered under applicable law (including the Securities Act of 1933, as amended) or, if so sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, pursuant to an available exemption from all applicable registration requirements.

            4.14   Financial Covenants.

                   4.14.1 During the five-year period following the Closing Date, Buyer will cause MATEP not to pay any dividends or distributions on its capital stock, or repurchase any shares of its capital stock, or make any payments of principal on any indebtedness of MATEP or any of MATEP's subsid-iaries to any of MATEP's corporate affiliates, if at the time of the proposed dividend, distribution, repurchase or principal payment, or as a result thereof, MATEP's Total Debt would exceed 75% of MATEP's Total Capitalization.

                   4.14.2 For purposes of this Section 4.14: "Total Debt" shall mean the aggregate principal amount of all indebtedness of MATEP and its subsidiaries for borrowed money other than unsecured short-term debt to meet normal working capital requirements. "Total Capitalization" shall mean the sum of (i) the aggregate amount of capital stock, paid-in-capital accounts and surplus accounts of MATEP, plus (ii) the Total Debt of MATEP. "Corporate
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<PAGE 37>

affiliate" of MATEP shall mean any partnership, corporation, limited liability company or business trust which directly or indirectly owns fifty percent or more of the capital stock of MATEP.

                   4.14.3 During the five-year period following the Closing Date, Buyer shall also cause MATEP and MATEP LLC to observe and perform all financial covenants contained in the agreements, if any, entered into by MATEP or MATEP LLC with lenders on or following the Closing Date with respect to indebtedness, if any, incurred by MATEP or MATEP LLC to finance in part the transactions contemplated by this Agreement (the "Debt Agreements"). This covenant shall apply with respect to the financial covenants contained in the original Debt Agreements (without regard to any amendments thereto or termination thereof during such five-year period), and shall be an independent obligation of Buyer, MATEP LLC and (following the Closing Date) MATEP to Harvard, and may be enforced by Harvard against Buyer and MATEP or MATEP LLC notwithstanding any actions or failures to act of the lenders under the Debt Agreements. Any waiver of the requirements of such Debt Agreements by Harvard shall be in writing and shall set forth with specificity the covenants with respect to which such waiver applies and the terms and conditions (if any) of such waiver. For purposes of this Section 4.14.3, the determination of the agreements constituting the "Debt Agreements" shall be made by mutual agreement of Buyer and Harvard in the exercise of their respective reasonable judgments, it being the intention of the parties that the Debt Agreements be only those agreements entered into by MATEP or MATEP LLC for purposes of debt financing of the purchase by Buyer of the Shares and assets contemplated hereby, and not any other agreements which may thereafter be entered into by MATEP or MATEP LLC with respect to the incurrence of indebtedness of any nature.

            4.15 Post-Closing Transactions. On the Closing Date, but immediately following the transactions contemplated in Sections 1.1, 1.2.1, and 1.2.2:

            (i) MATEP shall transfer to Management Company, and Management Company shall accept from MATEP, all of MATEP's rights in and obligations under the employee benefit agreements set forth on Schedule 4.15(i) (collec-tively, the "MATEP Employee Benefit Agreements"), as more fully provided for in the assignment and assumption agreement between MATEP and Management Company (the "Buyer Assignment Agreement") in the form of Exhibit F hereto.

            (ii) MATEP and MATEP LLC shall enter into a wholesale power contract providing for the sale by MATEP to MATEP LLC of electricity from the MATEP generating facility to enable MATEP LLC to provide electricity under the User Contracts and the Utilities MOA.

            (iii) Buyer shall contribute its membership interest in MATEP LLC to MATEP.

            (iv) Following Buyer's contribution of its membership interest in MATEP LLC to MATEP, MATEP shall issue to each of the Users and to Harvard a guarantee (the "MATEP Guarantee") in the form of Exhibit G hereto.

            (v) MATEP LLC will enter into a user contract with Harvard on the same terms and conditions as, and in substitution for, the Utilities MOA and MATEP will issue the MATEP Guarantee to Harvard with respect to this user contract.

<PAGE 38>

            (vi)   The provisions of this section shall survive the Closing.

                                    ARTICLE 5.
                      CONDITIONS TO OBLIGATIONS OF THE PARTIES

            5.1 Conditions to All Parties' Obligations. The respective obligations of all of the parties to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

                   5.1.1 (i) Harvard shall have made or obtained all Harvard Required Filings and Approvals, MATEP shall have made or obtained all MATEP Required Filings and Approvals, CMC shall have made or obtained all CMC Required Filings and Approvals, Buyer shall have made or obtained all Buyer Required Filings and Approvals, MATEP LLC shall have made or obtained all MATEP LLC Required Filings and Approvals, and all other governmental authorizations and approvals required by this Agreement to be obtained or given in connection with the transactions contemplated hereby shall have been obtained or given in final and nonappealable form; and (ii) specifically, and without limiting the generality of (i), (A) the waiting period under the HSR Act shall have expired or been terminated, (B) the BRA and the Mayor of the City of Boston, acting pursuant to the terms of Chapter 121A and Chapter 652 of the Acts of 1960 shall have approved the transfer from Harvard to Buyer of the Shares, subject to and with the benefit of the rights and obligations accorded to MATEP under Chapter 121A and all existing agreements with the City of Boston regarding the Chapter 121A status of MATEP, and such approval shall have become final, and the appeal period therefrom shall have expired without an appeal having been taken therefrom, and (C) effective from and after the Closing, the guarantee by Harvard contained in paragraph l(c) of the Contract Required by Section 6A of Chapter 121A dated as of September 21, 1977 (the "Guarantee"), shall have been terminated and Harvard shall have been fully and unconditionally released by the BRA from the Guarantee.

                   5.1.2 no litigation, proceeding, investigation, or inquiry shall be pending or threatened seeking to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation.

                   5.1.3 there shall have been an interim closing of the books of MATEP as required by Section 8.1.2.

                   5.1.4 Harvard shall have assigned the rights of University Operations Services as "Seller" under the Utilities MOA and the Shared Savings MOA to MATEP LLC, and MATEP LLC shall have assumed the obligations of the Seller under the MOAs, as required by Section 4.11.

                   5.1.5 each of Harvard and Buyer shall have received from each of the Users estoppel certificates in the form attached as Exhibit H.

            5.2 Conditions to Obligations of Harvard, CMC, and MATEP. The obligations of Harvard, CMC, and MATEP to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                   5.2.1 the representations and warranties of Buyer and MATEP LLC contained in this Agreement shall be true and correct at the date hereof and as of the Closing Date as if made at and as of such time, except
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(i) for changes permitted or contemplated hereby, (ii) that representations that are expressly made only as of a specific date, which representations shall be true and correct as of such date, and (iii) for failures to be true and correct that (in the aggregate) could not reasonably be expected to have a material adverse effect on the ability of Buyer or MATEP LLC to perform their obligations hereunder and under the User Contracts;

                   5.2.2 (i) Buyer shall have delivered to Harvard the Purchase Price, as required by Section 1.8; (ii) MATEP LLC shall have delivered to Harvard and CMC the MATEP LLC Assignment Agreement, executed by MATEP LLC, as required by Section 1.9; (iii) Buyer shall have delivered to Harvard a certificate evidencing the insurance requirement to be provided under Section 11(a) of each of the Third Amendments; and (iv) Buyer and MATEP LLC shall have delivered to Harvard, MATEP, and CMC such other documents necessary to carry out the transactions contemplated by this Agreement;

                   5.2.3 no statute, rule, or regulation shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the transactions contemplated hereby other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

                   5.2.4 Harvard shall have received from each of the Users a release substantially in the form of Exhibit I;

                   5.2.5 Harvard shall have received opinions of counsel from the General Counsel of Buyer and from Le Boeuf, Lamb, Green & MacRae, L.L.P., each dated the Closing Date, in the forms attached hereto as Exhibits J-1 and J-2, and an opinion from Palmer & Dodge LLP in form and substance satisfactory to Harvard; and

                   5.2.6 Harvard shall have received certificates, dated the Closing Date, of an executive officer of Buyer and MATEP LLC certifying as to the matters specified in Section 5.2.1., and as to certain corporate matters in the forms attached hereto as Exhibits K, L, and M; and

                   5.2.7 Harvard shall have received the consent of the Massachusetts Health and Education Facilities Authority to the transactions contemplated hereby.

            5.3 Conditions to Obligations of Buyer and MATEP LLC. The obligations of Buyer and MATEP LLC to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                   5.3.1 subject to Section 2.4 hereof, the representations and warranties of Harvard, MATEP, and CMC contained in this Agreement shall be true and correct at the date hereof and as of the Closing Date as if made at and as of such time, except (i) for changes permitted or contemplated hereby,
(ii) for representations that are expressly made only as of a specific date, which representations shall be true and correct as of such date, and (iii) for failures to be true and correct that (in the aggregate) could not reasonably be expected to have a Material Adverse Effect; provided that such failures did not result from an industry-wide development affecting other companies in the business in which MATEP is engaged;

                   5.3.2  subject to Section 4.12 hereof, (i) Harvard shall
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have delivered to Buyer the stock certificates, the Books and Records, and the
MATEP LLC Assignment Agreement, executed by Harvard, as required by Section 1.5; (ii) CMC shall have delivered to MATEP LLC the MATEP LLC Assignment Agreement, executed by CMC, as required by Section 1.6; (iii) MATEP shall have delivered to Buyer the written resignations of MATEP officers and directors, as required by Section 1.7; (iv) MATEP shall have received all governmental approvals and provided any governmental notifications required with respect to its operation under any Environmental Law, as required by Section 2.2.11.1(iii); (v) MATEP shall have ensured that the Books and Records shall be located in the offices of MATEP at the time of closing, as required by
Section 2.2.16; (vi) Harvard or MATEP, as the case may be, shall have taken such actions specified in the Title Insurance Commitment so as to enable Old Republic to issue the title insurance policy, as required by Section 4.3;
(vii) each of the transfers contemplated by Section 4.5 shall have been consummated; (viii) MATEP shall have filed its amended and restated articles of organization with the Secretary of The Commonwealth of Massachusetts, as required by Section 4.6; and (ix) Harvard, MATEP, and CMC shall have delivered to Buyer and MATEP LLC such other documents necessary to carry out the transactions contemplated by this Agreement;

                   5.3.3 no statute, rule, or regulation shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the transactions contemplated hereby other than those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

                   5.3.4 Harvard shall have provided or caused to be provided to Buyer an affidavit, in the form attached as Exhibit N, and complying with
Section 1445 (b) of the Code, that Harvard is not a foreign person within the meaning of Section 1445 (b) of the Code;

                   5.3.5 Buyer shall have received the approval of the Federal Energy Regulatory Commission ("FERC") of the wholesale power contract referred to in Section 4.15 (iii);

                   5.3.6 Buyer shall have received certificates, dated the Closing Date, of an executive officer of Harvard, MATEP, and CMC certifying as to the matters specified in Sections 5.3.1, and as to certain corporate matters in the forms attached hereto as Exhibits O, P, Q, and R; and

                   5.3.7 Buyer shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, Ropes & Gray, and Goodwin, Procter & Hoar LLP, opinions dated the Closing Date, in the forms attached as Exhibits S, T, U, and V.

                   5.3.8 Harvard shall have cancelled that certain Note, properly classified as equity for Federal Income Tax purposes and issued on March 22, 1984, in the outstanding principal amount of $210 million between MATEP and Harvard without the issuance of additional shares of MATEP stock.

                   5.3.9 (i)  The Massachusetts Department of
Telecommunications and Energy (the "Department") shall have issued an initial, interim or final order or orders with respect to Cambridge Electric Light Company ("Cambridge") and Commonwealth Electric Company ("Commonwealth") that approves a restructuring plan or plans for Cambridge and Commonwealth, which plans provide inter alia, for direct access to end-use customers within the service territories of Cambridge and Commonwealth, (ii) no appeal of such order or orders shall be pending on the issue of direct access to end-use
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customers within the service territories of Cambridge and Commonwealth, and
(iii) none of the Department, the Attorney General of the Commonwealth of Massachusetts, or a court of competent jurisdiction shall have issued an order, opinion, or judgment, as applicable, holding that Cambridge and Commonwealth have not satisfied Section 1B(c) of the Restructuring Act.

                                  ARTICLE 6.
                                  TERMINATION

            6.1 Termination. This Agreement may be terminated prior to the Closing and the transactions contemplated hereby thereupon may be abandoned:

                   6.1.1 at any time, by mutual written consent of Buyer, MATEP LLC, Harvard, MATEP, and CMC;

                   6.1.2 by Buyer or MATEP LLC on the one hand, or Harvard, MATEP, or CMC, on the other hand, in the event that the conditions precedent to their respective obligations hereunder contained in Article 5 have not been satisfied or waived by eighteen months from the date of this Agreement; or

                   6.1.3 by Buyer or MATEP LLC on the one hand, or Harvard, MATEP, or CMC, on the other hand, in the event any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.

                   6.1.4 by Buyer or MATEP LLC if Harvard, MATEP, or CMC takes an action pursuant to Section 4.12.2(iv) hereof.

            6.2 Procedure for Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated pursuant to Section
6.1 hereof:

                   6.2.1 each party shall redeliver all documents, work papers, and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer or any of its affiliates, including, without limitation, MATEP LLC, and Management Company with respect to Harvard, MATEP, or CMC shall be treated in accordance with Section 4.2.2 hereof;

                   6.2.2 all filings, applications, and other submissions to Governmental Entities made pursuant hereto shall, at the option of Harvard, MATEP, or CMC and to the extent practicable, be withdrawn from the agency or other person to which they are made; and

                   6.2.3 there shall be no liability or obligation hereunder on the part of Buyer, MATEP LLC, Harvard, MATEP, CMC or any of their respective directors, officers, employees, affiliates, controlling persons, governing boards, agents, or representatives, except that Buyer or MATEP LLC, on the one hand, or Harvard, MATEP, or CMC, on the other hand, may have
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liability to the other if the basis of termination is a negligent or willful failure by Buyer or MATEP LLC, or by Harvard, MATEP, or CMC, as the case may be, to perform its obligations under this Agreement, and except that the obligation to treat information in a confidential manner, as set forth in
Section 4.10.3 hereof, and the provisions of this Section 6.2 and Sections 9.2, 9.6, 9.7, 9.10, and 9.11 hereof shall survive any such termination.

                                ARTICLE 7.
                  EXTENT AND SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES; INDEMNIFICATION

            7.1 General Indemnification of Buyer. Harvard agrees to indemnify the Buyer Parties against, and hold the Buyer Parties harmless from, any Buyer Indemnified Loss (as defined in Section 7.7); provided, however, that the Buyer Parties shall not be entitled to assert rights of indemnification under any section of this Article 7 for Buyer Indemnified Losses unless and until the Closing occurs and unless and until the aggregate of all such Buyer Indemnified Losses and amounts otherwise payable to the Buyer Parties under Article 8 exceeds the Three Million Dollar Basket (as defined in Section 7.7), it being understood that such Buyer Indemnified Losses and amounts otherwise payable to the Buyer Parties under Article 8 shall accumulate until such time or times as the aggregate of all such Buyer Indemnified Losses and amounts otherwise payable to the Buyer Parties under
Article 8 exceed the Three Million Dollar Basket, whereupon the Buyer Parties shall be entitled to indemnification hereunder for any such Buyer Indemnified Losses and amounts otherwise payable to the Buyer Parties under Article 8 in excess of the Three Million Dollar Basket. Notwithstanding any other language in this Agreement, the maximum aggregate of all Buyer Indemnified Losses for which the Buyer Parties collectively shall be entitled to indemnification in connection with the transactions contemplated hereunder, for all purposes whatsoever, and payments to the Buyer Parties collectively under Article 8, shall not exceed the Aggregate Indemnity Cap (as defined in Section 7.7). The Aggregate Indemnity Cap shall apply to any indemnity obligations of Harvard, CMC, and MATEP taken together under the provisions of this Agreement referenced in the preceding sentence. Solely for purposes of determining whether the Buyer Indemnified Losses exceed the Three Million Dollar Basket and for determining whether the Aggregate Indemnity Cap has been reached, the term Buyer Indemnified Loss shall include any amounts payable to the Buyer Parties collectively pursuant to Article 8.

            7.2 Indemnification of Harvard. The Buyer Parties agree jointly and severally to indemnify Harvard against, and hold Harvard harmless from, any Harvard Indemnified Loss (as defined in Section 7.7); provided, however, that the Buyer Parties' obligation under this Article 7 for Harvard Indemnified Losses shall be subject to the Three Million Dollar Basket and shall be available only after the Closing occurs; and provided, further, that the maximum aggregate of all Harvard Indemnified Losses for which Harvard shall be entitled to seek indemnification hereunder shall not exceed an amount equal to the Aggregate Indemnity Cap.

            7.3    Special Indemnity.

            (a) Subject to Section 7.1 and 7.3(c) hereof, Harvard agrees to indemnify the Buyer Parties against, and hold the Buyer Parties harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by the Buyer Parties, their respective officers or directors arising out of or resulting from the invalidity or unenforceability of a User Contract (and,
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following the Closing Date, of the Utilities MOA) or any part thereof, which invalidity or unenforceability is due solely to (i) the failure of Harvard, MATEP, or CMC or any of their respective affiliates to comply with any Electric Regulatory Requirement, whether such failure occurs before the Closing or in connection with the transactions contemplated by this Agreement prior to the Closing, (ii) the failure by Harvard to obtain a required consent or approval, if any, from the Users for any or all of the transactions contemplated by this Agreement prior to the Closing, or (iii) any "Event of Default" (as defined in each respective User Contract) by Harvard in the performance of its obligations under a User Contract prior to the Closing.

            (b) Subject to Section 7.1 and 7.3(c) hereof, Harvard agrees to indemnify the Buyer Parties against and hold the Buyer Parties harmless from, any loss, damage, or expense (including reasonable attorneys' fees) sustained by the Buyer Parties or their respective officers or directors arising solely out of or resulting solely from the failure of Harvard, MATEP, or CMC to comply with any Electric Regulatory Requirement, whether such failure occurs before the Closing or in connection with the transactions contemplated by this Agreement prior to the Closing, including any loss, damage, or expense (including reasonable attorneys' fees) resulting from a typographical error in
Section 188 of the Electric Restructuring Act in the definition of "Electric company", wherein the seventh line thereof, the words "a distribution company" inadvertently appear instead of the words "an electric company".

            (c)    The special indemnity obligation described in this Section
7.3 (the "Special Indemnity") (i) is subject to the Three Million Dollar Basket, (ii) shall not take effect unless and until the Closing occurs, (iii) shall survive the Closing for a period of three years from the Closing, and
(iv) shall be subject to the Aggregate Indemnity Cap.

            7.4 Provisions Regarding Indemnities. The party or parties being indemnified are referred to herein as the "Indemnified Party," and the indemnifying party is referred to herein as the "Indemnifying Party." The Indemnified Party shall promptly notify the Indemnifying Party in reasonable detail outlining the basis for indemnification with reference to the applicable provision(s) of this Agreement, of any claim, demand, action, or proceeding for which indemnification will be sought under this Agreement, and if such claim, demand, action, or proceeding is a third-party claim, demand, action, or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action, or proceeding. In connection with such third-party claim, demand, action, or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action, or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If a firm written offer is made to settle any such third-party claim, demand, action, or proceeding and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third-party claim, demand, action, or proceeding; (ii) the maximum liability of the Indemnifying Party relating to such third-party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third-party claim, demand, action, or proceeding is
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greater than the amount of the proposed settlement; and (iii) the Indemnified
Party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

            7.5 Survival. The representations and warranties and indemnities set forth in this Agreement (other than the indemnities set forth in Sections 4.7.5, 4.7.6, 4.7.9, and 7.3) and in any certificate or instrument delivered in connection herewith shall survive the Closing for eighteen months after the Closing Date, following which date none of the parties may bring any action or present any claim for a breach of such representations and warran-ties or for indemnification; provided, that there shall be no termination of any representation or warranty or indemnity as to which a bona fide claim has been asserted if the Indemnifying Party has received notice of such claim prior to the first anniversary of the Closing Date. Notwithstanding any other language in this Agreement, the representations and warranties (and any indemnification obligation consequent to any breach thereof) set forth in
Section 2.2.12 shall not survive the Closing, the representations, warranties, and indemnification obligations set forth in Sections 2.2.13, 4.7.5, 4.7.6, and 4.7.9 shall survive the Closing until the expiration of the applicable statutes of limitations, and the representations and warranties set forth in
Section 2.2.11 (and any indemnification obligations consequent to any breach thereof), to the extent and only to the extent that such representations and warranties pertain to the off-site treatment, storage, or disposal of Hazardous Material by MATEP, shall survive the Closing for a period of five years after the Closing Date.

            7.6 Insurance Proceeds: Tax Benefits. In determining the amount of any loss, liability or expense for which any party is entitled to indemnification under this Article 7 or under Section 4.7.5, 4.7.6, or 4.7.9, the gross amount thereof will be reduced by any insurance proceeds and tax benefits realized or to be realized by such party. Such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

            7.7 Definitions. For purposes of this Article 7 the following definitions shall apply:

            "Harvard Indemnified Loss": Any loss, damage, or expense (including reasonable attorneys' fees) sustained by Harvard, MATEP, or CMC, arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Buyer or MATEP LLC in this Agreement; provided, that "Harvard Indemnified Loss" shall not include any amounts payable to Harvard under Section 4.7.5, 4.7.6, or 4.7.9 hereof.

            "Buyer Indemnified Loss": Any loss, damage, or expense (including reasonable attorneys' fees) sustained by Buyer, or MATEP LLC arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Harvard, MATEP or CMC in this Agreement; provided, that "Buyer Indemnified Loss" shall not include any amounts payable to Buyer under Section 4.7.5, 4.7.6, or 4.7.9 hereof.

            "Three Million Dollar Basket": The first $3,000,000 of Harvard
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Indemnified Loss or the first $3,000,000 of Buyer Indemnified Loss, as the case may be.

            "Aggregate Indemnity Cap": An amount equal to one-half of the Purchase Price, this is the maximum amount of Harvard Indemnified Loss or Buyer Indemnified Loss, as the case may be, which may be claimed by Harvard, MATEP, or CMC or by Buyer or MATEP LLC respectively, in connection with this Agreement.

            7.8 Post-Closing: Indemnity Exclusive Remedy; No Rescission. After the Closing Date, except for breaches, if any, involving knowing and willful fraud, the exclusive remedy of any party under or with respect to this Agreement shall be indemnity payments under this Article 7, or as provided for in Section 4.7.5, 4.7.6, or 4.7.9 or in Article 8.

            7.9 Pre-Closing: Specific Performance. Prior to the Closing Date, the parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms of this Agreement. If a party fails to perform in accordance with the terms of this Agreement, the other parties shall be entitled to specific performance.

                                   ARTICLE 8.
                                     TAXES

            8.1 Preparation and Filing of Tax Returns Relating to Pre-Closing Periods.

                   8.1.1 With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by, or with respect to MATEP, Harvard shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction, and credit or other items (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to Buyer at least 30 days prior to the due date (including extensions) of such Tax Return. To the extent that the amount of the Tax shown to be due on such Tax Return exceeds the amount of any reserves or liabilities for Taxes set forth in the financial statements of MATEP as of the Closing Date, Harvard shall pay to Buyer the amount of such excess not less than five days prior to the due date of such Tax Return. Buyer shall cause MATEP to file timely such Tax Return with the appropriate taxing authority and to pay the amount of Taxes shown to be due on such Tax Return. For purposes of this provision MATEP shall file a final Form 990 and any related state or local return for a tax exempt entity for the period ending on the Closing Date. For periods beginning on or after the Closing Date, MATEP shall obtain a new employer identification number.

                   8.1.2 With respect to each Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date for, by, or with respect to MATEP, Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Buyer and Harvard shall jointly determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes based on capital, which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return that is attributable to MATEP for the portion of such period through to the
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Effective Time (the "Pre-Closing Period"). At least 30 days prior to the due date (including extensions) of such Tax Return, Buyer shall deliver to Harvard a copy of such Tax Return. To the extent that the amount of Tax so determined to be attributable to the Pre-Closing Period exceeds the amount of any reserves or liabilities for Taxes set forth in the financial statements of MATEP as of the Closing Date (such reserves reduced, but not below zero, by the amount of Tax on the Tax Returns covered by Section 8.1.1 hereof), Harvard shall pay to Buyer the amount of such excess not less than five days prior to the due date of such Tax Return. Buyer shall cause MATEP to file timely such Tax Return with the appropriate Taxing Authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

                   8.1.3 Any Tax Return to be prepared pursuant to the provisions of Section 8.1.1 and Section 8.1.2 (to the extent it applies to the Pre-Closing Period) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns including the determination of the basis of any asset which shall not be adjusted as a result of changes in the value of such assets, except for changes required by changes in law.

            8.2    Indemnity for Taxes.

                   8.2.1 Except to the extent that any such Taxes have been paid, and subject to Section 7.1, Harvard shall be responsible for and shall indemnify and hold harmless Buyer and MATEP from and against (a) all Taxes of MATEP attributable to any Pre-Closing Period and (b) any Taxes of any corporation (other than MATEP) that is or was a member of any other affiliated group of corporations of which MATEP was a member at any time during any Pre-Closing Period; in each case, in excess of the amount of any reserves or liabilities for Taxes set forth in the financial statements of MATEP as of the Closing Date (such reserves or liabilities reduced, but not below zero by the amount of Tax for which Harvard is responsible on the Tax Returns covered by Sections 8.1.1 and 8.1.2), provided, however, that Harvard shall not be responsible for and shall not indemnify either Buyer or MATEP against any Taxes arising out of transactions (including the making of elections) undertaken by MATEP occurring after the Effective Time other than at the direction of Harvard. The obligation of Harvard to indemnify and hold harmless Buyer and MATEP for Taxes pursuant to this Article 8 shall terminate upon the expiration of the relevant statute of limitations. Notwithstanding anything to the contrary in this Agreement, Buyer's sole remedy for losses in respect of Taxes shall be the provisions of this Article 8. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be entitled to be indemnified pursuant to this Article 8 until the amount of Buyer Indemnified Losses (as specially defined for purposes of Section 7.1) exceeds the Three Million Dollar Basket, and then only to the extent that such loss exceeds the Three Million Dollar Basket.

                   8.2.2 Buyer and Harvard shall treat any payments made pursuant to this Section 8.2 as adjustments to the Purchase Price. To the extent that any payments made pursuant to this Section 8.2 are not permitted by law to be treated as purchase price adjustments, the amount of such payment shall be increased by the amount, if any, of any additional Tax liability incurred by the recipient as a result of the receipt of such payment less the amount any Tax benefit realized by the recipient as a result of the payment of such Tax to which such indemnity payment relates.

                   8.2.3  There is no tax allocation agreement or arrangement
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between Harvard or any Harvard affiliates, on the one hand, and MATEP, on the other hand.

                   8.2.4 The treatment and reporting of the Note by Harvard or MATEP for all periods during which the Note is outstanding for financial reporting and accounting, and Tax purposes, and the treatment and reporting of the depreciation and basis of the Medical Area Total Energy plant by Harvard or MATEP for financial reporting and accounting, and Tax purposes, shall not give rise to a breach of any representation, warranty, or covenant under this Agreement.

            8.3    Access to Information.

                   8.3.1 Information. Each party shall grant the other party access at all reasonable times to all of the information, books and records relating to MATEP within the possession of such party (including work papers and correspondence with taxing authorities), and shall afford the other party the right (at such other party's expense) to take extracts therefrom and to make copies thereof, and shall provide such other assistance as such other party shall reasonably request, to the extent reasonably necessary to permit such other party to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                   8.3.2 Preservation of Records. All of the parties hereto will preserve and retain all schedules, work papers, and other documents relating to any Tax Returns of or with respect to MATEP or to any claims, audits or other proceedings affecting MATEP until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

            8.4    Tax Indemnification Procedures.

                   8.4.1 Notice of Claims. If a claim shall be made by any Tax Authority that, if successful, would result in the indemnification of Buyer, any Buyer affiliate, or MATEP under this Article 8, Buyer shall notify Harvard in writing of such fact. Buyer shall promptly, and in any event within ten days following receipt thereof, forward to Harvard all written notifications and other written communications from any Taxing Authority received by Buyer or MATEP relating to any liability for Taxes for any period for which Harvard may be responsible under this Article 8. Notwithstanding the foregoing, the failure of Buyer to timely forward such notification to Harvard shall not relieve Harvard of its obligation to pay such liability for Taxes unless such failure to timely forward such notification has materially impaired Harvard's ability to contest such liability for Taxes or has materially increased the amount of such liability for Taxes.

                   8.4.2 Control. Harvard shall have the right to control any audit or examination by any Tax Authority, initiate any claim for refund, file any amended return, pay, settle, or compromise any claim, and contest, resolve, and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, relating to any Taxes of MATEP for all Pre-Closing Periods. Buyer and Harvard shall jointly control any proceedings in respect of Taxes for any period that begins before and ends after the Closing

<PAGE 48>

Date (a "Straddle Period") and neither Buyer nor Harvard shall pay, settle, or compromise any claim in respect of Taxes for a Straddle Period involving claims for Taxes for which both Buyer and Harvard shall be liable, without the consent of the other party. Harvard shall not pay, settle, or compromise any claim with respect to any Taxes for a Straddle Period which would adversely affect MATEP's liability for Taxes in any Post-Closing period without the written consent of Buyer or MATEP. Each party shall be responsible for any expenses accrued by it in defending or prosecuting any claim for Taxes.

                   8.4.3 Refunds. If, after actual receipt by either party of an indemnification payment in respect of Taxes from the other party, the extent of the liability of such party with respect to the claim is established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof and is less than the amount previously paid by the other party, such party shall promptly repay to the other party the amount of any excess, together with any interest received thereon from the applicable Tax Authority.

                                ARTICLE 9.
                            GENERAL PROVISIONS

            9.1 Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by each of the parties hereto. Subject to Section 4.12 hereof, and without limiting the provisions of Section 2.4 hereof, any failure of any party to comply with any obligation, agreement, or condition hereunder may only be waived in writing by the other party or parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

            9.2 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each of the parties hereto agrees to pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees of its counsel, accountants, and consultants, it being understood that the costs and expenses incurred by MATEP before the Closing hereunder shall be for the account of Harvard, and those incurred by MATEP after the Closing shall be for the account of Buyer.

            9.3 Broker's and Finder's Fees. Harvard, MATEP, and CMC hereby represent and warrant to Buyer and MATEP LLC with respect to Harvard, MATEP, and CMC, and Buyer and MATEP LLC hereby represent and warrant to Harvard, MATEP, and CMC with respect to Buyer and MATEP LLC, that no person or entity is entitled to receive from Harvard, MATEP, or CMC, on the one hand, or from Buyer or MATEP LLC, on the other hand, any investment banking, brokerage, or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby, except for a financial advisory fee payable by Harvard to Harvard's financial advisor, and a financial advisory fee payable by Buyer to Buyer's financial advisor, in connection with this Agreement and the transactions contemplated hereby, as previously disclosed by Harvard and Buyer to each other.

            9.4 Notices. All notices, requests, and other communications hereunder shall be in writing and shall be deemed given if delivered

<PAGE 49>

personally (and a signed receipt obtained), sent by facsimile (if confirmed), sent by registered or certified mail (postage prepaid, return receipt requested), or sent by overnight courier service, in any event to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, as specified below):

            (a)    If to Buyer, MATEP LLC, or Management Company:

                   Advanced Energy Systems, Inc.
                   One Main Street
                   Post Office Box 9150
                   Cambridge, Massachusetts 02142-9150
                   Attention: President
                   Facsimile No.: (617) 225-4071

                   with a copy to:

                   David S. Balabon, Esq.
                   Le Boeuf, Lamb, Green & MacRae, L.L.P.
                   260 Franklin Street
                   Boston, MA 02110
                   Facsimile No.: (617) 439-0341 (2)

            (b)    If to Harvard, MATEP, or CMC:

                   Harvard University
                   Office of the General Counsel
                   Holyoke Center, Suite 980
                   1350 Massachusetts Avenue
                   Cambridge, Massachusetts 02138
                   Attention: Robert E. McGaw, Esq.
                   Facsimile No.: (617) 495-5079

Notice may also be given by a sheriff or constable or by any method permitted by the Rules of Civil Procedure of The Commonwealth of Massachusetts. The address of a party for the purposes of this Section 9.4 may be changed by giving written notice to the other party of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the addresses as provided herein shall be deemed to continue in effect for all purposes hereunder.

            9.5 Entire Agreement; Binding Effect. This Agreement and the other agreements, documents, and instruments referred to herein to be executed and delivered contemporaneously herewith or on or after the Closing Date (a) constitute the entire agreement, and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (provided that the Confidentiality Agreement shall survive the execution of this Agreement) and (b) shall not be assigned by any party (by operation of law or otherwise).

            9.6 Survival of Confidentiality. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered to Buyer hereunder.

            9.7 Applicable Law. This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance

<PAGE 50>

with the laws of The Commonwealth of Massachusetts, without giving effect to the principles thereof relating to conflicts of law.

            9.8 Parties in Interest: No Third Party Beneficiary. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            9.9 Counterparts. This Agreement may be executed in any two or more counterparts (by the different parties hereto on separate counterparts), each of which, when so executed and delivered, shall be deemed an original, but both of which together shall constitute one and the same instrument.

            9.10 Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise indicated herein or the context otherwise requires, the singular shall include the plural. The word "or" shall not be deemed exclusive.

            9.11 Announcements. No disclosure or announcement of this Agreement or the transactions contemplated hereby shall be made to any person or entity, including any employee, customer, or supplier of MATEP, or any Governmental Entity, by any party hereto without the prior written consent of the other parties hereto, except for any such disclosure that may be required by or pursuant to applicable law or in connection with securing any consents or approvals contemplated hereby, in which case the party making such disclosure shall provide notice in advance of such disclosure to the other parties hereto.

            9.12 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

<PAGE 51>

            IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.


                                        ADVANCED ENERGY SYSTEMS, INC.



                                        By:  LEONARD R. DEVANNA
                                             Name: Leonard R. Devanna
                                             Title: President


                                        MATEP LLC
                                        By: ADVANCED ENERGY SYSTEMS, INC.
                                        (its sole member)



                                        By:  LEONARD R. DEVANNA
                                             Name: Leonard R. Devanna
                                             Title: President




                                        ADVANCED ENERGY SYSTEMS MANAGEMENT
                                        COMPANY, INC.



                                        By:  LEONARD R. DEVANNA
                                             Name: Leonard R. Devanna
                                             Title: President

<PAGE 52>

                                        PRESIDENT AND FELLOWS
                                        OF HARVARD COLLEGE



                                        By:  SALLY ZECKHAUSER
                                             Name: Sally Zeckhauser
                                             Title: Vice President for
                                                    Administration



                                        COGENERATION MANAGEMENT COMPANY, INC.



                                        By:  THOMAS E. VAUTIN
                                             Name: Thomas E. Vautin
                                             Title: Associate Vice President
                                                    for Facilities and
                                                    Environmental Services



                                        MEDICAL AREA TOTAL ENERGY PLANT, INC.



                                        By:  THOMAS E. VAUTIN
                                             Name: Thomas E. Vautin
                                             Title: Associate Vice President
                                                    for Facilities and
                                                    Environmental Services